Exhibit 10.31

PRODUCTION SHARING CONTRACT

BETWEEN

GOVERNMENT OF INDIA

AND

OIL & NATURAL GAS CORPORATION LIMITED

AND

GUJRAT STATE PETROLEUM CORPORATION LIMITED

AND

HINDUSTAN OIL EXPLORATION COMPANY LIMITED

WITH RESPECT TO CONTRACT AREA

IDENTIFIED AS

BLOCK CB-ON-2

TABLE OF CONTENTS

ARTICLE	CONTENTS	PAGENO.
	Preamble
1.	Definitions	3
2.	Duration	12
3.	Relinquishment	14
4.	Work Programme	15
5.	Management Committee	17
6.	Operatorship, Operating Agreement and Operating Committee	20
7.	General Rights & Obligations of the Parties	21
8.	Government / Licensee Assistance	24
9.	Discovery, Development and Production	25
10.	Unit Development	29
11.	Measurement of Petroleum	30
12.	Protection of the Environment	31
13.	ONGC Participation	35
14.	Recovery of Cost from Petroleum	37
15.	Production Sharing of Petroleum	40
16.	Taxes, Royalties, Rental etc.	42
17.	Custom Duties	46
18.	Domestic Supply, Sale, Disposal and Export of Crude Oil and Condensate	47
19.	Valuation of Petroleum	51
20.	Currency and Exchange Control Provisions	54
21.	Natural Gas	56
22.	Employment, Training and Transfer of Technology Employment, Training and Transfer of	60
23.	Local Goods and Services	62
24.	Insurance and indemnification	63
25.	Records, Reports, Accounts and Audit	64
26.	Information, Data Confidentiality, Inspection and Security	66

(i)

27.	Title to Petroleum, Data and Assets	69
28.	Assignment of Interest	71
29.	Financial and Performance Guarantees	73
30.	Termination of Contract	75
31.	Force Majeure	77
32.	Applicable Law and Language of the Contract	79
33.	Sole Expert, Conciliation and Arbitration	80
34.	Entire Agreement, Amendments and Waiver	82
35.	Certificates	83
36.	Notices	84

( ii )

This Contract is made this 12th day of April, 2000 between:

1.	The President of India, acting through the Secretary, Ministry of Petroleum and Natural Gas (hereinafter referred to as Government) of the FIRST PART;

AND

2.
Oil & Natural Gas Corporation Ltd., a body corporate incorporated under the Companies Act. 1956 having its registered office at Jeevan Bharti Building Tower II, 124, Indira Circus (Connaught Circus) New Delhi (hereinafter referred to as ONGC) which expression shall include its successors and such assigns as are permitted under Article 28 hereof, of the SECOND PART;

AND

3.
GUJARAT STATE PETROLEUM CORPORATION LTD., a body corporate incorporated under the Companies Act 1956, having its registered office at Block No. 15, 2nd Floor, Udyog Bhavan Sector -11 Gandhinagar-382 O11 (hereinafter referred to as GSPC),

AND

4.
HINDUSTAN OIL EXPLORATION COMPANY LTD., a body corporate incorporated under the Companies Act, 1956, having its registered office at Tandalja Road, Off: Old Padra Road, Baroda (hereinafter referred to as HOEC) and GSPC and HOEC are collectively referred herein as COMPANIES, which expression shall include their successors and such assigns as are permitted under Article 28 hereof, of the THIRD PART;

WITNESSETH:

WHEREAS
(1)
The Oil Fields (Regulation and Development) Act, 1948 (53 of 1948) (hereinafter referred to as "the Act") and the Petroleum and Natural Gas Rules, 1959, made thereunder (hereinafter referred to as "the Rules") make provision inter alia for the regulation of Petroleum Operations and the grant of licences and leases for exploration and development of Petroleum in India;

(2)
The Rules provide for the grant of petroleum exploration licences and petroleum mining leases in respect of land vested in a State Government by that State Government with the previous approval of the Central Government, and ONGC is being duly granted an exploration licence to carry out Exploration Operations in association with other companies in that area onshore identified as Block CB-ON/2 and more particularly described in Appendix A;

(3)	The Rules provide for an agreement between the Government and the Licensee with respect to additional terms and conditions in regard to the licence or lease;

(4)
The Government desires that the Petroleum rcsources which may exist in lndia be discovered and exploited with the utmost expedition in the overall interest of India in accordance with good petroleum industry practices;

(5)
COMPANIES have represented that they have, or will acquire and make available, the necessary financial and technical resources and the technical and industrial competence and experience necessary for proper discharge and or performance of all obligations required to be performed under this Contract in accordance with good international petroleum industry practices and will provide guarantees as required in Article 29 for the due performancc of its undertakings hereunder;

(6)
As a result of discussions between representatives of the Government and COMPANIES on the proposal of COMPANIES, the Government and ONGC have agreed to enter into this Contract with COMPANIES with respect to the said area referred to in paragraph (2) above on the terms and conditions herein set forth.

(7)	The initial undivided percentage Participating Interest of each of the Companies in the Contract shall be as follows:

GSPC :	50%

HOEC :	50%

NOW, THEREFORE in consideration of the premises and covenants and conditions herein contained, IT IS HEREBY AGREED between the Parties as follows:

ARTICLE - 1

DEFINITIONS

In this Contract. unless the context requires otherwise, the following terms shall have the meaning ascribed to them hereunder:

l.1	"Accounting Procedure" means the principles and procedures of accounting set out in Appendix C.

1.2
"Affiliate" means a company that directly or indirectly controls or is controlled by a Party to this Contract or a company which directly or indirectly controls or is controlled by a company which controls a Party to this Contract, it being understood that "control" means ownership by one company of more than fifty percent (50%) of the voting securities of the other company, or the power to direct, administer and dictate policies of the other company even where the voting securities held by such compmy exercising such effective control in that other company is less than fifty percent (50%) and the term "controlled" shall have a corresponding meaning.

1.3	'"Appendix' means an Appendix attached to this Contract and made a part thereof.

1.4
"Appraisal Programme" means a programme, approved by the Management Committee, carried out following a Discovery of Petroleum in the Contract Area for the purpose of delineating the Petroleum Reservoirs to which the Discovery relates in terms of thickness and lateral extent and determining the characteristics thereof and the quantity of recoverable Petroleum therein.

1.5	"Appraisal Well" means a Well drilled pursuant to an approved Appraisal Programme.

1.6
"Arms Length Sales" means sales made freely in the open international market, in freely convertible currencies, between willing and unrelated sellers and buyers and in which such buyers and sellers have no contractual or other relationship, directly or indirectly, or any common or joint interest as is reasonably likely to influence selling prices and shall, inter alia, exclude sales (whether direct or indirect, through brokers or otherwise) involving Affiliates, sales between entities comprising the Contractor, sales between governments and governmentowned entities, counter trades, restricted or distress sales, sales involving barter arrangements and generally any transactions motivated in whole or in part by considerations other than normal commercial practices.

1.7	"Article" means an article of this Contract and the term "Articles" means more than one Article.

1.8	"Associated Natural Gas" or "ANG" means Natural Gas occurring in association with Crude Oil either as free gas or in solution, if such Crude Oil can by itself be commercially produced.

1.9
"Barrel" means a quantity or unit equal to 158.9074 litres (forty two (42) United States gallons) liquid measure at a temperature of sixty (60) degrees Fahrenheit (15.56 degrees Centigrade) under one atmosphere pressure (14.7 p.s.i.a.).

1.10
"Basement" means any igneous or metamorphic rock, or rocks or any stratum of such nature, in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected in accordance with the knowledge generally accepted in the international petroleum industry.

1.11	"Calendar Month" means any of the twelve months of the Calendar Year.

1.12	"Calendar Quarter" means a period of three consecutive Calendar Months commencing on the first day of January, April, July and October of each Calendar Year.

1.13	"Calendar Year" means a period of twelve consecutive Months according to the Gregorian calendar, commencing with the first day of January and ending with the thirty-first day of December.

1.14
"Commercial Discovery" means a Discovery of Petroleum reserves which, when produced, are likely to yield a reasonable profit on the funds invested in Petroleum Operations, after deduction of Contract Costs, and which has been declared a Commercial Discovery in accordance with the provisions of Article 9 and or Article 21, after consideration of all pertinent operating and financial data such as recoverable reserves, sustainable production levels, estimated development and production expenditures, prevailing prices and other relevant technical and economic factors according to generally accepted practices in the international petroleum industry.

1.15
"Commercial Production" means production of Crude Oil or Natural Gas or both from a Development Area and delivery of the same at the relevant Delivery Point under a programme of regular production and sale.

1.16
"Company" for the purpose of this Contract means a company (excluding the Nominee) which is a Party to this Contract and, where more than one Company is a Party to the Contract, the term "Companies" shall mean all such Companies (excluding the Nominee) collectively.

1.17
"Condensate" means those low vapour pressure hydrocarbons obtained from Natural Gas through condensation or extraction and solely refers to those hydrocarbons that are liquid at normal surface temperature and pressure conditions (provided that in the event Condensate is produced from an Oil Field in the Development Area and is segregated and transported separately to the Delivery Point, then the provisions of this Contract shall apply to such Condensate as if it were Crude Oil).

1.18	"Contract" means this agreement and the Appendices attached hereto and made a part hereof and any amendments made thereto pursuant to terms hereof.

1.19
"Contract Area" means, on the Effcctivc Date, the area described in Appendix "A" and delineated on the map attached as Appendix "B", or any portion of the said area remaining after relinquishment or surrender from time to time pursuant to the terms of this Contract.

1.20	"Contract Costs" means Exploration Costs, Development Costs and Production Costs.

1.21	"Contract Year" means a period of twelve consecutive months counted from the Effectivc Date or from the anniversary of the Effective Date.

1.22	"Contractor" means:

(a)	prior to exercise by Government of its option to participate pursuant to Article 13, the Companies, and

(b)	in the event that Govenunent exercises its option to participate pursuant to Article 13, the Companies and the Nominee collectively.

1.23
"Cost Petroleum" means the portion of the total Petroleum produced and saved from any Development Area which the Contractor is entitled to take in particular period for the recovery of Contract Cost as provided in Article 14.

1.24
"Crude Oil" means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state including distillate or obtained from Natural Gas by condensation or extraction, including distillate and Condensate when commingled with the heavier hydrocarbons and delivered as a blend at the Delivery Point but excluding verified Natural Gas.

1.25
"Delivery Point" means, except as otherwise herein provided or as may be otherwise agreed between the Government and the Contractor, the point at which Petroleum reaches the outlet flange of the delivery facility, either offshore or onshore and different Delivery Points may be established for purposes of sales to the Government and export sales.

1.26
"Development Area" means that part of the Contract Area which encompasses one or more Commercial Discovery(ies) and any additional area within the Contract Area that may be required for proper development of such Commercial Discovery(ies) and establish as such in accordance with the provision of the Contract.  It is hereby expressly understood that Development Area can contain one or more Commercial Discovery(ies) only if the same set of constituents of the Contractor have elected to participate in the development of such Commercial Discovery (ies) proposed to be located in the same Development Area.

1.27
"Development Costs" means those costs and expenditures incurred in carrying out Development Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 hereof.

1.28
"Development Operations" means operations conducted in accordance with the Development Plan and shall include the purchase, shipment or storage of equipment ard materials used in developing Petroleum accumulations, the drilling, completion and testing of Dcvelopmcnt Wells, the drilling and completion of Wells for Gas or water injection, the laying of gathering lines, the installation of offshore platforms and installations, the installation of separators, tankage, pumps, artificial lift and other producing and injection facilities required to produce, process and transport Petroleum into main Oil storage or Gas processing facilities, either onshore or offshore, including the laying of pipelines within or outside the Contract Area, storage and Delivery Point(s), the installation of said storage or Gas processing facilities, the installation of export and loading facilities and other facilities required for the development and production of the said Petroleum accumulations and for the delivery of Petroleum at the Delivery Point and also including incidental operations not specifically referred to herein as required for the most efficient and economic development and production of the said Petroleum accumulations in accordance with good petroleum industry practices.

1.29
"Development Plan" means a plan submitted by the Contractor containing proposals required under Article 9 and/or Article 21 for the development of an Oil Field or Gas Field which has been approved by the Management Committee or Goverrment.

1.30
"Development Well" means a Well drilled, deepened or completed after the date of approval of the Development Plan pursuant to Development Operations or Production Operations for the purposes of producing Petroleum, increasing production, sustaining production or accelerating extraction of Petroleum including production Wells, injection Wells and dry Wells.

1.31
"Discovery" means the finding, during Exploration Operations, of a deposit of Petroleum not previously known to have existed, which can be recovered at the surface in a flow measurable by conventional petroleum industry testing methods.

1.32
"Discovery Area" means that part of the Contract Area which, based upon Discovery and results obtained from a Well or Wells drilled and other such subsurface information in such part, both the Licensee and the Contractor are of the opinion that Petroleum exists and is likely to be produced in commercial quantities.

1.33	"Effective Date" means the later of the Contract execution date and the date of issue of the Petroleum exploration license by the State Government(s).

1.34
"Environmental Damage" means soil erosion, removal of vegetation, destruction of wildlife, pollution of groundwater or surface water, land contamination, air pollution, noise pollution, bush fire, disruption to water supplies, to natural drainage or natural flow of rivers or streams, damage to archaeological, palaeontological and cultural sites and shall include any damage or injury to, or destruction of soil or water in their physical aspects; together  with vegetation  associated therewith, aquatic or  terrestrial mammals, fish, avifauna or any plant or animal life whether in the sea or in any othcr water or, in or under land.

1.35
"Exploration Costs" means those costs and expenditures incurred in carrying out Exploration Operations, as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.36
"Exploration Operations" means operations conducted in the Contract Area Pursuant to this Contract in searching for Petroleum and in the course of an Appraisal Programme and shall include but not be limited to aerial, geological, geophysical, geochemical, palaeontological, palynological, topographical and seismic surveys, analysis, studies and their interpretation, investigations relating to the subsurface geology including structure test drilling, stratigraphic test drilling, drilling of Exploration Wells and Appraisal Wells and other related activities such as surveying, drill site preparation and all work necessarily connected therewith that is conducted in connection with Petroleum exploration.

1.37
"Exploration Period" means a period not exceeding seven years commencing from the Effective Date during which Exploration Operations may be carried out by the Contractor as provided in Article 2 hereof.

1.38
"Exploration Well" means a Well drilled for the purpose of searching for Petroleum accumulations on any geological entity (be it of structural, stratigraphic, facies or pressure nature) to at least a depth or stratigraphic level specified in the Work Programme.

1.39	"Field" means an Oil Field or a Gas Field in respect of which a Development Plan has been duly approved in accordance with Article 9 and/or Article 21 hereof.

1.40	"Financial Year" means the period from the first day of April to the thirty-first day of March of the following Calendar Year.

1.41	"Foreign Company" means a Company within the meaning of Section 591 of the Companies Act, 1956.

1.42	"Gas" means Natural Gas.

1.43
"Gas Field" means an area within the Contract Area consisting of a single Gas Reservoir or multiple Gas Reservoirs all grouped on or related to the same individual geological structure or stratigraphic conditions, designated by agreement between the Companies and the Licensee and approved by the Management Committee (to include the maximum area of potential productivity in the Contract Area in one or more simple geometric shapes in respect of which a Commercial Discovery has been declared and a Development Plan has been approved in accordance with Article 21 hereof.

1.44	"Investment" shall have the meaning assigned in paragraph 3 of Appendix `D'.

1.45	"Investment Multiple" means, in relation to any Development Area, the ratio of accumulated Net Cash Income from the Development Area to accumulated investment in the Development Area, earned by the Companies as determined in accordance with Appendix 'D'.

1.46
"LIBOR" means the London Inter-Bank Offer Rate for six-month deposits of United States Dollars as quoted by the London office of the Bank of America (or such other Bank as the Parties may agree) for the day or days in question.

1.47
"Licensee" means any person or body corporate to whom a licence is issued under the Petroleum and Natural Gas Rules 1959, or the purpose of carrying out Petroleum Operations in the Contract Area in association with the Companies.

1.48	"Management Committee" means the committee constituted pursuant to Article 5 hereof.

1.49	"Month" means Calendar Month.

1.50
"Natural Gas" means wet gas, all other gaseous hydrocarbons, and all substances contained therein, including sulphur and helium, which are produced from Oil or Gas Wells, excluding those condensed or extracted liquid hydrocarbons that are liquid at normal temperature and pressure conditions, and including the residue gas remaining after the condensation or extraction of liquid hydrocarbons from Gas.

1.51	"Net Cash Income" shall have the meaning assigned in paragraph 2 of Appendix 'D'.

1.52	"Nominee" means a government company or a body corporate appointed for the purpose of acquiring Government's Participating Interest pursuant to Article 13.

1.53	"Non Associated Natural Gas" or "NANG" means Natural Gas which is produced either without association with Crude Oil or in association with Crude Oil which by itself cannot be commercially produced.

1.54	"Oil" means "Crude Oil".

1.55
"Oil Field" means an area within the Contract Area consisting of a single Oil Reservoir or multiple Oil Reservoirs all grouped on or related to the same individual geological structure, or stratigraphic conditions, designated by agreement between the Companies and the Licensee and approved by the Management Committee (to include the maximum area of potential productivity in the Contract Area in one or more simple geometric shapes) in respect of which a Commercial Discovery has been declared and a Development Plan has been approved in accordance with Article 9 hereof and a reference to an Oil Field shall include a reference to the production of Associated Natural Gas from that Oil Field as if such Associated Natural Gas was being produced from a separate Field.

1.56	"Operating Agreement" means the Operating Agreement entered into by the Companies and the Licensee in accordance with Article 6, with respect to the conduct of Petroleum Operations.

1.57	"Operating Committee" means the committee established by that name in the Operating Agreement pursuant to Article 6.

1.58	"Operator" means one of the Parties so designated under Article 6.

1.59	"Participating Interest" means a Party's percentage of participation, as it may exist at any given time, in the Contractor's rights and obligations under this Contract.

1.60	"Partics" means the parties signatory to this Contract including their successors and permitted assigns under this Contract and the term "Party" means any of the Parties.

1.61	"Petroleum" means Crude Oil, Condcnsate and Natural Gas existing in their natural condition.

1.62
"Petroleum Operations" means, as the context may require, Exploration Operations, Development Operations or Production Operations or any combination of two or more of such operations, including construction, operation and maintenance of all necessary facilities, plugging and abandonment of Wells, environmental protection, transportation, storage, sale or disposition of Petroleum to the Delivery Point, Site Restoration and all other incidental operations or activities as may be necessary.

1.63
"Production Costs" means those costs and expenditures incurred in carrying out Production Operations as classified and defined in Section 2 of the Accounting Procedure and allowed to be recovered in terms of Section 3 thereof.

1.64
"Production Operations" means all operations conducted for the purpose of producing Petroleum from a Development Area after the commencement of prMuction from the Development Area including the operation and maintenance of all necessary facilities thereof.

1.65 "Profit Petroleum" means all Petroleum produced and saved from any Development Area in a particular period as reduced by Cost Petroleum, and calculated as provided in Article 15.

1.67	"Quarter" means Calendar Quarter.

1.68	"Reservoir" means a naturally occurring discrete accumulation of Petroleum.

1.69	"Section" means a section of the Accounting Procedure.

1.70
"Self-sufficiency" means, in relation to any Year, that the volume of Crude Oil and Crude Oil equivalent of Petroleum products exported from India during that Year either equals or exceeds the volume of Crude Oil and Crude Oil equivalent of Petroleum products imported into India during the same Year.

1.71
"Site Restoration" means all activities required to return a site to its natural state or to render a site compatible with its intended after usc (to the extent reasonable) after cessation of Petroleum Operations in relation thereto and shall include, where appropriate, proper abandonment of wells or other facilities, removal of equipment, structures and debris, establishment of compatible contours and drainage, replacement of top soil, revegetation, slope stabilization, infilling of excavations or any other appropriate actions in the circumstances.

1.72	"Statement" or "Statements" refers to the statements rquired to be furnished in accordance with Appendix C of this Contract.

1.73	"Subcontractor" means any company or person contracted by the Operator to provide goods or services with respect to Petroleum Operations.

1.74	"Well" means a bore-hole, made by drilling in the course of Petroleum Operations, but does not include a seismic shot hole.

1.75	"Work Programme" means all the plans formulated for the performance of the Petroleum Operations.

1.76	"Year" means a Financial Year.

ARTICLE - 2

DURATION

2.1
The term of this Contract, subject to the terms hereof and the applicable law, shall be for a period of twenty five (25) years from the Effcctive Date unless the Contract is terminated earlier in accordance with its terms. The period of Contract may be extended for a further period of five (5) years, on same terms and conditions as set out in this agreement upon mutual agreement by the Parties.  Provided however, that in the event of Commercial Production of Non Associated Natural Gas, the Contract may by mutual agreement between Parties be extended for a period upto but not exceeding thirty five (35) years from the Effective Date.

2.2
The Exploration Period shall begin on the Effective Date and shall consist of three (3) exploration phases for a total period not exceeding seven (7) consecutive Contract Years unless extended pursuant to the terms of this Contract.

2.3	Except as otherwise provided in this Contract, the term of the first exploration phase shall be one and one half (1.5) consecutive Contract Years (hereinafter referred to as Phase I).

2.4	Except as otherwise provided in this Contract, the term of the second exploration phase shall be three (3) consecutive Contract Years from the end of Phase I (hereinafter referred to as Phase II).

2.5
Except as otherwise provided in this Contract, the term of the third exploration phase shall be two and one half (2.5) consecutive Contract Years from the end of Phase II (hereinafter referred to as Phase III).

2.6
At the expiry of any exploration phase of the Exploration Period, provided that the Contractor has completed the minimum agreed Work Programme for that exploration phase, the Contractor shall have the option, exercisable by giving written notice to the Government at least thirty (30) days prior to the expiry of the relevant phase, either:

(a)	to terminate the Contract without obligation in respect of any subsequent phases of the Exploration Period; or

(b)	to proceed to the next exploration phase on presentation with the notice referred to above of the relevant guarantee as provided for in Article 29; or

(c)
to relinquish the entire Contract Area except for any Discovery Area and any Development Area and to conduct Development Operations and Production Operations in relation to any Discovery in accordance with the terms of this Contract.

If neither of the options provided for in paragraphs (b) and (c) is exercised by the Contractor, this Contract shall terminate at the end of the then current exploration phase.

2.7
If, at the end of any exploration phase, drilling or testing operations are in progress on a Well, included in a minimum Work Programme, and the exploration phase expires, such exploration phase may, subject to prior approval of Management Committee be extended for a period not cxceeding six (6) months and the period of such extension will be subtracted from the period of the next succeeding exploration phase.

2.8
If, at the end of any exploration phase, drilling or testing operations are in progress on a Well not included in the minimum Work Programme, such exploration phase may be extended for a period not exceeding six (6) months provided that the minimum work commitment for such phase has been completed or the Licensee gives its consent to the said extension. Such extension period shall be subtracted from the next succeeding exploration phase.  In the event of an extension as provided for herein, the notice referred to in Article 2.6 shall be given at least thirty (30) days prior to the expiry of the relevant extension.

2.9
Where sufficient time is not available prior to the expiry of the Exploration Period to complete the appraisal work after the Discovery, at the request of the Contractor, the Government shall extend the Exploration Period for such period, as may be mutually determined by the Licensee and the Contractor, for the appraisal work to be carried out and for the Management Committee, the Licensee, and the Contractor to comply with the provisions of Article 9 and Article 21, provided that the period of extension shall not exceed (30) thirty contract months.

2.10	If no Commercial Discovery has been made in the Contract Area by the end of the Exploration Period, the Contract shall terminate.

ARTICLE - 3

RELINQUISHMENT

3.1
At the end of Phase I of the Exploration Period, in the event that the Contractor elects, pursuant to Article 2.6, to continue Exploration Operations in the Contract Area in Phase II, the Contractor shall retain upto seventy five percent (75%) of the original Contract Area including any Development Area and Discovery Area in not more than three (3) areas of simple geometrical shapes, and relinquish the balance of the Contract Area prior to thc commencement of Phase II.

3.2
At the end of Phase II of the Exploration period, in the event the Contractor elects, pursuant to Article 2.6, to continue Exploration Operations in the Contract Area in Phase III, the Contractor shall retain twenty five percent (25%) of the original Contract Area, including any Development Area and Discovery Area in not more than three (3) areas of simple geometrical shapes and relinquish the balance of the Contract Area prior to the commencement of Phase III.  However, the Government shall agree for retaining fifty percent (50%) of the Contract Area, if the same is approved by Management Committee.

3.3	At the end of Phase III of the Exploration Period, the Contractor shall retain only Development Areas and Discovery Areas.

3.4
If the Contractor exercises the option provided for in paragraph (c) of Article 2.6, the Contractor shall, after any Field and Development Area have been designated, relinquish all of the Contract Area not included within the said Field and Development Area.

3.5
As and when the Contract is terminated under the provisions of Article 2 or in accordance with any other provisions of this Contract, the entire Contract Area remaining with the Contractor shall be deemed to have been relinquished by the Contractor as on the date on which the Contract is terminated.

3.6
Relinquishment of all or part of the Contract Areas or termination of the Contract shall not be construed as absolving the Contractor of any liability undertaken or incurred by the Contractor in respect of the Contract Area prior to the date of such relinquishment or termination.

3.7
Subject to Article 12.9, the liability of the Contractor in respect of claims arising out of any act of negligence, commission, or ommission, during the course of Petroleum Operations in a Contract Area, shall be limited for the period between the Effective Date and relinquishment of such area. The Contractor shall not be liable for any claims in respect of any part of the block arising out of a liability allegedly incurred subsequent to the date of relinquishment of that part.

ARTICLE - 4

WORK PROGRAMME

4.1	The Contractor shall commence Petroleum Operations not later than six (6) months from the Effective Date.

4.2	During the currency of Phase I, as per Article 2.3, the Contractor shall complete the following Work Programme:

(a)	detailed study of the seismic data, identification of the possible structural, stratigraphic combination prospects.

(b)	a programme consisting of the special re-processing and interpretation of seven hundred fifty (750) line kilomctres of seismic data in relation to the exploration objectives:

4.3	During the currency of Phase II, as per Article 2.4, the Contractor shall complete the following Work Programme:

(a)	One (1) Exploration Well shall be drilled to at least one of the following depths

(i)	to depth of 3000 m: or

(ii)	to the top of Deccan Trap Formation: or

(iii)
that point below 3000 m at which further drilling becomes impractical due to geological conditions encountered and drilling would be abandoned by a reasonable and prudent Operator in the same or similar circumstances.

4.4	During the currency of Phase III, as per Article 2.5, the Contractor shall complete the following Work Programme:

(a)	Two (2) Exploration Wells shall be drilled to at least one of the following depths

(i)	to depth of 3000 m: or

(ii)	to the top of Deccan Trap Formation: or

(iii)
that point below 3000 m at which further drilling becomes impractical due to geological conditions encountered and drilling would be abandoned by a reasonable and prudent Operator in the same or similar circumstances.

4.5
The actual depth objective for each of the Wells shall be determined by the Contractor in the light of the advice, if any, of the Management Committee before the commencement of the drilling.  Each Well which reaches the geological objective for which the depth objective was determined shall be deemed to have been drilled to the depth objective or to actual total depth. whichever is greater. The Contractor shall ensure that all relevant subsurface, geological, geochemical and geophysical information necessary for the attainment of the exploration objectives in accordance with good oilfield practices is obtained during exploratory drilling.

4.6	If the depth/geological objective of the Well is not achieved for any reason, in that case, a substitute Well shall be drilled, of the same specifications as stipulated in Articles 4.2, 4.3 and 4.4.

4.7
The Contractor undertakes to complete the minimum Work Programme in accordance with Articles 4.2, 4.3, 4.4 and 4.6, as the case may be. In the event that the Contractor fails to fulfil the said minimum Work Programme by the end of the relevant exploration phase, the Companies shall pay to the Licensee within sixty (60) days following the end of the relevant phase, an amount which, when evaluated in terms of the minimum Work Programme specified for the relevant phase, is equal to the amount which will be required to complete the said minimum Work Programme, in accordance with sound petroleum industry practices, reduced by the arnount of the bank guarantee referred to in Article 29.1 (a).

4.8
If the minimum Work Programme commitment for the Phase III of exploration has been completed earlier than eighteen months from the end of the phase, the Contractor shall meet with the Government to discuss the possibility of early relinquishment unless the Contractor undertakes further work, subject to approval of the Management Committee.

4.9
In the event that the Contractor has carried out work in excess of the minimum Work Programme specified in Articles 4.2 or 4.3, as the case may be, the excess work done shall be set off against the minimum Work Programme and the corresponding budgeted expenditure for the following exploration phase.

4.10
The Companies shall furnish to the Government an irrevocable unconditional letter of guarantee, in respect of each of their Participating Interests, from a reputable bank for a sum equal to thirty five percent (35%) of estimated expenditure for each Year of the Exploration Period as provided in Article 29, in respect of the actual Work Programme obligations specified in Article 4 for the relevant exploration phase.

4.11
As soon as possible after the Effective Date, in respect of the period ending with the last day of the Year in which the Effective Date falls and thereafter ninety (90) days before commencement of each following Year, the Contractor shall submit to the Management Committee, through the Operating Committee, the Work Programmes and budgets relating to Petroleum Operations to be carried out during the relevant phase, or as the case may be, the ensuing Year. The Yearly Work Programme and budget for the Exploration Period shall include the minimum Work Programme specified in this Article-4.

4.12.
The Contractor may propose amendments to the details of an approved Work Programme and budget in the light of then existing circumstances and shall submit to the Management Committee, through the Operating Committee, modifications or revisions to the Work Programme and budgets referred to in Article 4.11.

4.13	Work Programmes and budgets related to Development Operations and Production Operations shall be submitted as provided in Article 9 and Article 21.

ARTICLE - 5

MANAGEMENT COMMITTEE

5.1
For the purpose of proper performance or Petroleum Operations under the  provisions of this Contract, there shall be constituted, within thirty (30) days from the Effective Date of the Contract, a committee to be called the Management Committee.

5.2
The Management Committee shall consist of four (4) members, two (2) nominated by and representing Government and the Licensee taken together and two (2) members nominated by and representing the Companies. As and when necessary, the size of the Management Committee mav be increased hy mutual agreement between the Parties.

5.3
A representative of the Licensee shall be designated as the Chairman of the Management Committee and a Deputy Chairman shall be designated from amongst the representatives of the Government or the Licensee.

5.4
Government, the Licensee and the Companies may nominate alternate members with full authority to act in the absence and on behalf of the members nominated under Article 5.2 and may, at any time, nominate another member or alternate member to replace any member nominated earlier by notice to other members of the Management Committee.

5.5	The Management Committee shall review and have advisory functions in the following matters:

(a)	the annual Work Programme and budget proposed during the Exploration Period and any revisions or modifications thereto submitted to it by the Operator through the Operating Committee:

(b)	proposals for surrender or relinquishment of any part of the Contract Area by the Contractor:

(c)	any other matter required by the terms of this Contract to be submitted to it for review or advice:

(d)	any other matter which the Contractor or the Operating Committee decides to submit for review or advice including matters concerning interparty relationships:

(e)	any other matter which requires review by the Management Committee under this Contract.

5.6	The following matters shall be submitted to the Management Committee for approval:

(a)	annual Work Programmes and budgets and any modifications or revisions thereto, as proposed by the Operating Committee, for Development Operations and Production Operations;

(b)	proposals for an Appraisal Programme, the declaration of a Discovery as a Commercial Discovery and the: approval of Developmen: Plans as may be required under this Contract, or revisions or additions to an Appraisal Programme or a Development plan:

(c)	delineation of a Field and a Development Area.

(d)	appointment of auditors:

(e)	collaboration with licensees or contractors of other areas:

(f)	claims or settlement of claims for or on behalf of or against the Contractor in excess of limits specified in the Operating Agreement or fixed by the Management Committee from time to time:

(g)	any proposed mortgage, charge or encumbrance on petroleum assets, petroleum reserves or production of Petroleum;

(h)	any other matter required by the terms of this Contract to be submitted for the approval of the Management Committee;

(i)	any other matter which the Contractor or the Operating Committee decides to submit to it;

5.7
The Management Committee shall take decisions in respect of matters submitted to it for approval and indicate the same with utmost expedition to the Parties.  However, where prior approval of the Government is required under this Contract or any applicable Law (including rules and regulations). the Management Committee shall obtain such approval as expeditiously as possible.

5.8
The Management Committee shall meet at least once in every six months or more frequently at the request of any member. The Chairman shall convene each meeting by notifying the members at least twenty eight (28) days prior to such a meeting (or a shorter period of notice if the members unanimously so agree) of the time and place of such meeting and the purpose thereof and shall include in such notice a provisional agenda for such meetings. The Chairman shall be responsible for processing the final agenda for such meeting and the agenda shall include all items of business requested by the members to be included, provided such requests are received by the Chairman at least ten (10) days prior to the date fixed for the meeting. The Chairman shall foward the agenda to the members at least nine (9) days prior to the date fixed for the meeting. Matters not included in the agenda may be taken up at the meeting by any member with the unanimous consent of all the members.

5.9
The Chairman or Deputy Chairman, as may be the case, shall ordinarily preside over the meetings of the Management Committee and in their absence another member nominated by the Chairman shall preside over the meetings.

5.10
The Chairman shall appoint one of the members nominated by the Companies as Secretary to the Management Committee with responsibility, inter alia, for preparation of the minutes of every meeting in the English language and provision to every member of the Management Committee with two copies of the minutes not later than twenty eight (28) days after the date of the meeting.

5.11	Within twenty one (21) days of the receipt of the minutes of a meeting, members shall notify the Chairman and the other members of their approval of the minutes by putting their signatures on one copy of the minutes and retuming the same to the Chairman or by indicating such approval to the Chainnan by telex, cable, or facsimile, with copies to the other members. Any member may suggest any modification, anundmcnt or addition to the minutes by telex. cable or facsimile to the Chairman and other members or by indicating such suggestions when returning the copy of the minutes to the Chairman. If the Chairman or any other member does not agree with the modification, amendment or addition to the minutes suggested by any member. the matter shall be brought to the attention of the other members and resubmitted to the, Management Committee at the next meeting and the minutes shall stand approved as to all other matters.If a member fails to appropriately respond within the aforesaid twenty one (21) day period as herein provided, the minutes shall be deemed approved by such member.

5.12	The meetings of the Management Committee shall ordinarily be held in New Delhi or at any other place mutually agreed to between. the members of the Management Committee.

5.13	All matters requiring the approval of the Management Committee shall he approved by unanimous vote of all the members of the Management Committee.

5.14	A member of the Management Committee not present at a meeting may vote on any matter on the agenda in such meeting hy:

(a)	appointing in writing, including by telex, cable or facsimile, another member of the Management Committee as his proxy for that meeting or

(b)	giving notice of such vote to the Chairman prior to the submission of such matter for vote at such meeting.

5.15
The Management Committee may appoint legal, financial or technical subcommittees comprised of such representatives as may be agreed by the Management Committee to consider any matter requiring approval or decision of the Management Committee.

ARTICLE - 6

OPERATORSHIP, OPERATING AGREEMENT
AND OPERATING COMMITTEE

6.1
Except as provided in Article 6.2 and subject to the terms of the Operating Agreement, Guiarat State Petroleum Corporation Ltd. (GSPC) shall be the Operator for the Exploration Operations, Development Operations and Production Operations within the Contract Area during the term of the Contract.

6.3
In respect of each Development Area in which the Licensee is participating, the Licensee shall have the option to become the Operator of the Development Area at any time after ten years have elapsed from the date of commencement of Commercial Production from that Development Area.

6.3
In the event Licensee elects to exercise the option specified in Article 6.2, it shall so notify the Companies in writing at least one hundred and eighty (180) days prior to the date from which the Licensee would like to assume the operatorship and the transfer of operatorship shall be effected in accordance with the provisions of the Operating Agreement

6.4	Except as provided in Article 6.2, no change in operatorship shall be effected without the consent of the Licensee & Management Committee and such consent shall not be unreasonably withheld.

6.5
The operating functions required of the Contractor under this Contract shall be performed by the Operator on behalf of all constituents of the Contractor subject to, and in accordance with, the terms and provisions of this Contract and generally accepted international petroleum industry practice.

6.6
On the Contract execution date, the Companies and the Licensee shall execute a mutually agreed Operating Agreement.  The said agreement shall be consistent with the provisions of this Contract and shall provide for, among other things:

(a)	The appointment, resignation, removal and responsibilities of the Operator;

(b)
The establishment of an Operating Committee comprising of an agreed number of representatives of the Licensee and the Companies respectively, chaired by a representative of the Company acting as Operator;

(c)	functions of the said Operating Committee taking into account the provisions of the Contract, procedures for decision making, frequency and place of meetings; and

(d)	accounting procedures, contribution to costs, default, sole risk, disposal of Petroleum and assignment, as between the parties to the Operating Agreement.

ARTICLE - 7

GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1	Subject to the provisions of this Contract, the Contractor shall have the following rights:

(a)
the exclusive right to carry out Petroleum Operations excluding the right for exploration and exploitation of Coal Bed Methane in the Contract Area and to recover costs and expenses as provided in this Contract;

(b)
the exclusive right to use, free of charge, such quantities of Petrolcurn produced from any Development Area as are reasonably required for conducting Petroleum Operations in the Contract area in accordance with generally accepted practices in the international petroleum industry. The quantities of Petroleum used for purpose of conducting Petroleum Operations in the Contract Area shall be subject to audit.

(c)
the right to lay pipelines, build roads. construct bridges, ferrics, aerodromes, landing fields, radio telephones and related communication and infrastructure facilities and exercise other ancillary rights as may be reasonably necessary for the conduct of Petroleum Operations subject to such approvals as may be required and the applicable laws in force from time to time for the regulation and control thereof:

(d)
the right to use all technical data, seismic and well information, maps, samples etc. in or relating to the Contract Area as on the Effective Date, free of charge. subject to nominal copying/reproduction costs for further Petroleum Operations.

(e)	such other rights as are specified in this Contract.

7.2
The Government reserves the right to itself, or to grant to the Licensee or others the right, to prospect for and mine minerals or substances other than Petroleum within the Contract Area; provided. however, that if after the Effective Date, the Licensee or others are issued rights, or the Government proceeds directly to prospect for and mine in the Contract Area any minerals or substances other than Petroleum, the Contractor shall use its best efforts to avoid obstruction to or interference with such operations within the Contract Area and the third parties and/or Government as the case may be, shall use best efforts to ensure that operations carried out do not obstruct or unduly interfere with Petroleum Operations in the Contract Area.

7.3	The Contractor shall:

(a)
except as otherwise expressly provided in this Contract, conduct all Petroleum Operations at its sole risk, cost and expense and provide all funds necessary for the conduct of Petroleum Operations including funds for the purchase or lease of equipment, materials or supplies required for Petroleum Operations as well as for making payments to employees and Subcontractors;

(b)
conduct all Petroleum Operations within the Contract Area diligently, expeditiously, efficiently and in a safe and workmanlike manner, in accordance with good petroleum industry practice pursuant to the approved Work Programme;

(c)	ensure provision of all information, data. samples etc. which the Licensee may be required to furnish under the applicable laws;

(d)	ensure that all equipment, materials, supplies, plant and installations used by the Contractor, the Operator, and Sub-contractors comply with generally accepted standards in the petroleum industry	and are of proper construction and kept in good working order;

(e)	in the preparation and implementation of Work Programmes and in the conduct of Petroleum
Operations, follow good international petroleum industry practices with such degree of diligence and prudence reasonably and ordinarily exercised by experienced parties enraged in a similar activity under similar circumstances and conditions;

(f)
establish and submit to the Management Committee for approval appropriate criteria and procedures for the purchase, lease or rental of machinery, equipment, assets and facilities required for petroleum operations based on economic considerations and generally accepted practices in the petroleum industry with the objective of ensuring cost and operational efficiency in the conduct of Petroleum Operations;

(g)	establish and submit for the approval of the Management Committee appropriate procedures including tender procedures for the acquisition of goods and services as provided in Article 23.2;

(h)
after the designation of a Field and a Development Area, pursuant to this Contract, forthwith proceed to take all necessary action for prompt and orderly development of the Field and the Development Area and for the production of Petroleum in accordance with the terms of this Contract;

(i)
appoint a technically competent and sufficiently experienced representative, and, in his absence, a suitably qualified replacement therefore, who shall be resident in India and who shall have full authority to take such steps as may be necessary to implement this Contract and whose name(s) shall, on appointment within ninety (90) days after commencement of the first Contract Year be made known to the Licensee and the Government;

(j)
provide acceptable working conditions, living accommodation and access to medical attention and nursing care in the Contract Area for all personnel employed in Petroleum Operations and extend these benefits to other persons who are engaged in or assisting in the conduct of Petroleum Operations in the Contract Area:

(k)	carry out such other obligations as are specified in the Contract, in particular those specified in Article 12; and

(i)	be always mindful of the rights and interests of India in the conduct of Petroleum Operations.

7.4
The infrastructure facilities such as pipeline as may be developed established by the Contractor within the country may be mutual agreement and terms unanimously agreed upon be made available to the Government and/or any other entity, upon payment of compensation towards cost of operation, repair and maintenance of such facilities plus a mutually agreed fee to cover amortisation interest.

ARTICLE - 8

GOVERNMENT/LICENSEE ASSISTANCE

8.1	Upon application in the prescribed manner, and subject to compliance with applicable laws and relevant procedures, the Government and the Licensee will:

(a)	use their best endeavours to provide the right of ingress and egress from the Contract Area and any facilities used in Petroleum Operations, wherever located, and which may be within their control;

(b)
use their good offices, when necessary, to assist Contractor in procurement of facilities required for execution of Work Programmes including necessary approvals, permits, consents, authorisations, visas and work permits for foreign nationals, licences, rights of way, easement, surface rights and security protection, required pursuant to this Contract and which may be available from resources within the Government's control; however, when such services and equipments are not available or should there be any undue delay in obtaining such items or services when needed, or they are unsatisfactory for the operations hereunder as certified by the Contractor, equipments or services may be obtained from sources outside India, without prejudice to the other provisions of this Contract.

(c)	use their good offices to assist in identifying and making available necessary priorities for obtaining local goods and services pursuant to Article 23.

(d)
in the event that onshore facilities are required outside the Contract Area for Petroleum Operations including, but not limited to, storage, loading and processing facilities, pipelines and offices, use their good offices in assisting the Contractor to obtain from the authorities of the State in which such facilities are required, such licences, permits, authorizations, consents, security protection, surface rights and easements as are required for the construction and operation of the said facilities by the Contractor.

8.2	Government will use their good offices to assist Contractor in obtaining approvals from the Reserve Bank of India to enable the Contractor to exercise its rights under Article 20.

8.3	Licensee shall keep the Companies timely informed of:

(a)
any act required under law to keep any existing licence or lease issued with respect to the carrying out of Petroleum Operations in the Contract Area valid and in good order and of any action taken by the Licensee in this regard;

(b)
any request to the Licensee, or order of which the Licensee is aware from the public authorities concerning any matter related to the said licence or lease or Petroleum Operations in the Contract Area.

ARTICLE - 9

DISCOVERY, DEVELOPMENT AND PRODUCTION

9.1	If and when a Discovery is made within the Contract Area, the Contractor shall:

(a)	forthwith inform the Licensee and Government of the Discovery;

(b)	promptly thereafter, but in no event later than a period of thirty (30) days from the date of the Discovery, furnish to the Licensee particulars in writing of the Discovery;

(c)
promptly run tests to determine whether the Discovery is of potential commercial interest and, within a period of sixty (60) days after completion of such tests, submit a report to the Management Committee containing data obtained from such tests and its analysis and interpretation thereof, together with a written notification to the Licensee of whether in the Contractor's opinion, such Discovery is of potential commercial interest and merits appraisal.

9.2
If the Contractor determines to conduct a drill stem or production test, in open hole or through perforated casing with regard to the Discovery, it shall notify the Licensee of the time of such test at least twenty four (24) hours prior to the proposed test, and the Licensee shall have the right to have a representative present during such test.

9.3
If, pursuant to Article 9.1(c), the Contractor notifies the Licensee that the Discovery is of potential commercial interest, the Contractor shall prepare and submit to the Management Committee with due diligence within one hundred and twenty (120) days of such notification, a proposed Appraisal Programme with a Work Programme and budget to carry out an adequate and effective appraisal of such Discovery designed to achieve both the following objectives: (i) determine without delay, and, in any event. within the period specified in Article 9.5. whether such Discovery is a Commercial Discovery and (ii) determine, with reasonable precision, the boundaries of the area to be delineated as a Development Area.

9.4
The proposed Appraisal Programme shall be considered by the Managemcnt Committee within forty five (45) days after submission thereof pursuant to Article 93. The said Appraisal Programme, together with the Work Programme and budget submitted by the Contractor, revised in accordance with any agreed amendments or additions thereto, approved by the Management Committee, shall be adopted as the Appraisal Programme and the Contractor shall promptly commence implementation thereof, and the Yearly budget for the Exploration Period, adopted pursuant to Article 4, shall be revised accordingly.

9.5
The Contractor shall unless otherwise agreed, in respect of each Discovery of Crude Oil, advise the Management Committee by notice in writing within a maximum period of twenty four (24) months from the date on which the notice provided for in Article 9.1 was delivered, whether such discovery is a Commercial Discovery or not.  Such notice shall be accompanied by a report on the Discovery setting forth all relevant technical and economic data as well as all evaluations, interpretations and analysis of such data and feasibility studies relating to the Discovery prepared by or for the Contractor, with respect to the Discovery. If the Contractor is of the opinion that Petroleum has been discovered in commercial quantities, it shall propose that the Managemcnt Committee declare the Discovery as a Commercial Discovery based on the report submitted.

9.6
The Management Committee shall, within forty five (45) days of the date of  the notice referred to in Article 9.5, consider the proposal of the Contractor and a one-time request for any other additional information it may reasonably require so as to reach a decision on whether or not to declare the Discovery as a Commercial Discovery. Such decision shall be made within the period of (a) ninety (90) days from the date of notice referred to in Article 9.5 or (b) ninety (90) days of receipt of such other information as may be required under this Article 9.6.

9.7
If a Discovery is declared a Commercial Discovery, within two hundred (200) days of the declaration of the Discovery as a Commercial Discovery, the Contractor shall submit to the Management Committee a comprehensive plan for the development of the Commercial Discovery. Such plan shall contain detailed proposals by the Contractor for the construction, establishment and operation of all facilities and services for and incidental to the recovery, storage and transportation of the Petroleum from the proposed Development area to the Delivery Point together with all data and supporting information including but not limited to:

(a)
description of the nature and characteristic of the Reservoir, data, statistics, interpretations and conclusions on all aspects of the geology. Reservoir evaluation, Petroleum engineering factors, reservoir models, estimates of reserve in place, possible production magnitude, nature and ratio of Petroleum fluids and analysis of producible Petroleum;

(b)
outlines of the development project and/or alternative development projects, if any, describing the production facilities to be installed and the number of Wells to be drilled under such development project and/or alternative development projects, if any;

(c)
estimate of the rate of production to be established and projection of the possible sustained rate of production in accordance with generally accepted sound industry practices under such development project and/or alternative development projects, if any, which will ensure that the area does not suffer an excessive rate of decline of production or an excessive loss of Reservoir pressure;

(d)	estimates of Development Costs and Production Costs under such development project and/or alternative development projects, if any;

(e)	Contractor’s recommendations as to the particular project that it would prefer;

(f)	Work Programme and budget for development proposal concerning the designation of the Development Area:

(g)	anticipated adverse impact on the environment and measures to be taken for prevention or minimization thereof and for general	protection of the environment in conduct of operations:

(h)	the information required in Articles 21.4.1 and 21.4.2.

9.8
Any proposed Development Plan submitted by the Contractor pursuant to Article 9.7 may he approved by the Management Committee, with such amendments and modifications as it may decide, within two hundred seventy days (270) of the declaration of the Discovery as a Commercial Discovery.  If such a Development Plan has not been approved by the Management Committee within two hundred seventy (270) days period, the Contractor shall have the right to submit such plan directly to the Government for approval.  The Government shall accord its approval or rejection in writing of the said Development Plan with reasons within thirty (30) days of receipt of the submission failing which the Development Plan shall be deemed to be approved. In the event of rejection. the Contractor shall have the right to resubmit such plan, after taking due note of the reasons for rejections and remedying, where necessary.

9.9	A Development Plan approved by the Management Committee or the Government as the case may be, from time to time shall commit the Contractor to the obligations stipulated in Articles 9.13 to 9.15.

9.10	The Management Committee shall obtain such approvals from the Government as may be required, except where this Contract provides that the Contractor may obtain such approvals directly.

9.11
If the Licensee considers a Discovery to be non-commercial while the Companies consider that it is commercial and the Management Committee fails to declare the Discovery as a Commercial Discovery within the time limit stipulated in Article 9.6 hereof, the Companies may declare the Discovery as a Commercial Discovery and submit development and production plans in respect of the Discovery to the Management Committee as per the provisions of Article 9.7 and after such plans have been approved by the Management Commitin or the Government, as the case may be, the Companies shall, acting solely, provide the entire Development Costs and undertake development of the said Oil Field.  If, however, the said Oil Field turns out to be non-commercial, the entire Development Cost of the said Oil Field shall be reckoned as expenditure on unsuccessful exploration but shall not count as Investment in the Contract Area and shall not be recoverable as Cost Petroleum from any other Development Area.

9.12
In the event that, at the end of the Exploration Period, the Licensee considers a Discovery to be commercial, but the Companies consider the same as noncommercial, the Licensee shall give notice to tlte Companies to that effect and thereafter the Oil Fields relating to such Discovery shall be excluded from the Contract Area and the Licensee may proceed acting solely, to develop that Oil Field, providing the entire Development Cost. In that event, the Companies shall have no claim on the production from such a Development Area and such an Oil Field shall be excluded from the Contract Area for all purposes.

9.13
Work Programmes and budgets for Development and Production Operations shall be submitted to the Management Committee as soon as possible after the designation of a Development Area and thereafter not later than 31st December each Year in respect of the Year immediately following.

9.14
The Management Committee, when considering any Work Programme and budget, may require the Contractor to prepare an estimate of potential production to be achieved through the implementation of the said programme and budget for each of the three (3) years following the Year to which the Work Programme and budget relate. If major changes in year to year estimates of potential production are required, these shall be based on concrete evidence necessitating such changes.

9.15
Not later than the fifteenth (15th) of January each Year, in respect of the Year immediately following, the Contractor shall determine the "Programme Quantity" with the approval of the Management Committee. The Programme Quantity for any Year shall be the maximum quantity of Petroleum based on Contractor's estimates as approved by the Management Committee, which can be produced from a Development Area consistent with sound petroleum industry practices and minimizing unit production cost, taking into account the capacity of the producing Wells, gathering lines, separators, storage capacity and other production facilities available for use during the relevant Year, as well as the transportation facilities up to the Delivery Point.

9.16
Proposed revisions to the details of a Development Plan or an annual Work Programme or budget in respect of Development and Production Operations shall, for good cause and if the circumstances so justify, be submitted to the Management Committee for approval, through the Operating Committee provided that revisions shall not be made so as to extend a designated Field or a Development Area or to substantively change any aspect of the Development Plan.

9.17
In the event the area encompassing the Commercial Discovery is reasonably expected to be greater than the area designated in the Development Plan under Article 9.7, either within the original Contract Area but subsequently relinquished or, outside the original Contract Area, the Management Committee may recommend to the Government about enlargement of the Development Area, provided the same was/is not awarded or offered under bidding or no license or lease has been issued or application has been filed under the relevant provision to any other company by the Government or is not held by any other party.

ARTICLE - 10

UNIT DEVELOPMENT

10.1
If a Reservoir in a Discovery area is situated partly within the Contract Area and partly in an area in India over which other parties have a contract to conduct petroleum operations, the Government may, for securing more effective recovery of Petroleum from such Reservoir, by notice in writing to the Contractor, require that the Contractor:

(a)	collaborate and agree with such other parties on the joint development of the reservoir as one Development Area;

(b)	submit such agreement between the Contractor and such other parties to the Government for approval; and

(c)	prepare a plan for such joint development of' the said reservoir, within one hundred and eighty (180) days of the approval of the agreement referred to in (b) above.

10.2
If no plan is submitted within the period specified in Article 10.1(c) or such longer period as the Parties may agree, or, if such plan as submitted is not acceptable to the Government and the parties cannot agree on amendments to the proposed joint development plan, the Government may cause to be prepared, at the expense of the Contractor and the other parties referred to in Article 10.1, a plan for such joint development consistent with generally accepted practices in the international petroleum industry which shall take into consideration any plans and presentations made by the Contractor and the aforementioned other parties.

10.3
If the parties are unable to agree on the proposed plan for joint development, then any party may refer the matter to a sole expert for final determination pursuant to Article 33, provided that the Contractor may in case of any disagreement on the issue of joint development or the proposed joint development plan, or within sixty (60) days of determination by a sole expert, notify the Licensee and the Government that it elects to surrender its rights in the Discovery Area in lieu of participation in a joint development.

10.4
If a proposed joint development plan is agreed and adopted by the parties. or adopted following determination by the sole expert, the plan as finally adopted shall be the approved joint development plan and the Contractor shall comply with the terms of the said development plan as if the Commercial Discovery is established.

10.5
The provisions of Articles 10.1, 10.2 and 10.3 shall apply mutatis mutandis to a Discovery of a Reservoir located partly within the Contract Area. which, although not equivalent to a Commercial Discovery, if developed alone, would be a Commercial Discovery if developed together with that part of the Reservoir which extends outside the Contract Area to areas subject to contract for Petroleum Operations by other parties.

ARTICLE -11

MEASUREMENT OF PETROLEUM

11.1
The volume and quality of Petroleum produced and saved from a Development Area shall be measured by methods and appliances generally accepted and customarily used in sound petroleum industry practice and approved by the Licensee and the Management Committee.

11.2
The Government may, at,all reasonable times, inspect and test the appliances used for measuring the volume and determining the quality of Petroleum, provided that any such inspection or testing shall be carried out in such a manner so as not to unduly interfere with Petroleum Operations. The Operator shall have right to have a representative present during such Government tests.

11.3	Before commencement of production in a Development Area, the Parties shall mutually agree on:

(a)	methods to be employed to optimize the measurement of volumes of Petroleum production;

(b)	the point at which Petroleum shall be measured and the respective shares allocated to the Parties in accordance with the terms of this Contract;

(c)	the frequency of inspections and testing of measurement appliances and relevant procedures relating thereto: and

(d)	the consequences of a determination of an error in measurement.

11.4
The Contractor shall undertake to measure the volume and quality of the Petroleum produced and saved from a Development Area at the agreed measurement point consistent with generally accepted practices in the international petroleum industry, with the frequency and according to procedures agreed pursuant to Article 11.3.  The Contractor shall not make any alteration in the agreed method or procedures for measurement or to any of the approved appliances used for that purpose without the written consent of the Management Committee and the Government.

11.5
The Contractor shall give the Government timely notice of its intention to conduct measuring operations or any agreed alteration for such operations and the Government shall have the right to be present at and supervise, either directly or through authorized representatives, such operations.

ARTICLE - 12

PROTECTION OF THE ENVIRONMENT

12.1
The Government and the Contractor recognise that Petroleum Operations normally employed by the international oil and gas industry will cause some impact on the environment in the Contract Area. Accordingly, in performance of the Contract, the Contractor shall conduct its Petroleum Operations with due regard to concerns with respect to protection of the environment and conservation of natural resources.  Towards this end and in the furtherance of any laws promulgated or as the Government may otherwise require from time to time, the Contractor shall:

a)	employ advanced techniques, practices and methods of operation for the prevention of Environmental Damage in conducting its Petroleum Operations:

b)	take necessary and adequate steps to:

(i)	prevent Environmental Damage and, where some adverse impact on the environment is unavoidalbe, to minimize such damage and the consequential effects thereof on property and people;

(ii)	ensure adequate compensation for injury to persons or damage to property caused by the effect of Petroleum Operations.

12.2
If the Contractor fails to comply with the provisions of paragraph (b)(i) of Article 12.1 or contravenes any relevant law, and such failure or contravention results in any Environmental Damage, the Contractor shall forthwith take all necessary and reasonable measures to remedy the failure and the effects thereof.

12.3
If the Government has, on reasonable grounds, good reason to believe that any works or installations erected by the Contractor or any operations conducted by the Contractor are endangering or may endanger persons or any property of any person, or are causing or may cause pollution, or are harming or may harm wildlife or the environment to a degree which the Government deems unacceptable, the Government may require the Contractor to take remedial measures within such reasonable period as may be determined by the Government and to repair any damage to the environment. If the Government deems it necessary, it may also require the Contractor to discontinue Petroleum Operations in whole or in part until the Contractor has taken such remedial measures or has repaired any damage caused.

12.4
The measures and methods to be used by the Contractor for the purpose of complying with the terms of paragraph (b) (i) of Article 12.1 shall be determined in timely consultation with the Government upon the commencement of Petroleum Operations or whenever there is a significant change in the scope or method of conducting Petroleum Operations and shall take into account the international standards applicable in similar circumstances and the relevant environmental impact study carried out in accordance with Article 12.5 below. The  Contractor  shall   notify  the  Government in  writing,  of  the  measures  and methods finally determined by the Contractor and shall cause such measures and methods to be rcvicwcd from time to time in the light of prevailing circumstances.

12.5	The Contractor shall cause a person or persons with special knowledge on environmental matters approved by the government to carry out two environmental impact studies in order:

a)
to determine at the time of the studies the prevailing situation relating to the environment, human beings and local communities, the wildlife and marine life in the Contract Area and in the adjoining or neighbouring areas; and

b)
to establish the likely effect on the environment, human beings and local communities, the wildlife and marine life in the Contract Area and in the adjoining or neighbouring areas in consequence of the relevant phase of Petroleum Operations to be conducted under this Contract, and to submit, for consideration by the Parties, methods and measures contemplated in Article 12.4 for minimizing Environmental Damage and carrying out Site Restoration activities.

12.5.1
The first of the aforementioned studies shall be carried out in two parts, namely, a preliminary part which must be concluded before commencement of any field work relating to a seismographic or other survey, and a final part relating to drilling in the Exploration Period.  The part of the study relating to drilling operations in the Exploration Period shall be approved by Government before the commencement of such drilling operations.

12.5.2
The second of the aforementioned studies shall be completed before commencement of Development Operations and shall be submitted by the Contractor as part of the Development Plan with specific approval of Government being obtained before commencement of Development Operations.

12.5.3
The studies mentioned in Article 12.5 above shall contain proposed environmental guidelines to be followed in order to minimize Environmental Damage and shall include, but not be limited to the following to the extent appropriate to the respective study:

(a)	proposed access cutting;

(b)	clearing and timber salvage;

(c)	wildlife and habitat protection;

(d)	fuel storage and handling;

(e)	use of explosives:

(f)	camps and staging:

(g)	liquid and solid waste disposal,

(h)	cultural and archaeological sites;.

(i)	selection of drilling sites;

(j)	terrain stabilization;

(k)	protection of freshwater horizons;

(1)	blow-out prevention plan;

(m)	flaring during completion and testing of Gas and Oil Wells;

(n)	abandonment of Wells;

(o)	rig dismantling and site completion;

(p)	reclamation for abandonment;

(q)	noise control; and

(r)	debris disposal.

12.6	The Contractor shall ensute that:

(a)	Petroleum Operations are conducted in an environmentally acceptable and safe manner consistent with sound petroleum industry practice and that such Petroleum Operations are properly monitored;

(b)
the pertinent completed environmental impact studies are made available to its employees and to its contractors and Subcontractors to develop adequate and proper awareness of the measures and methods of' environmental protection to be used in carrying out the Petroleum Operations; and

(c)
the contracts entered into between the Contractor and its contractors and Subcontractors relating to its Petroleum Operations shall include the provisions stipulated herein and any established measures and methods flor the implementation of the Contractor's obligations in relation to the environment under this Contract.

12.7
The Contractor shall, prior to conducting any drilling activities, prepare and submit for review by the Government contingency plans for dealing with oil spills, fires, accidents and emergencies, designed to achieve rapid and effective emergency response. The plans referred to above shall be discussed with the Government and concerns expressed shall be taken into account.

12.7.1
In the event of an emergency, accident, oil spill or fire arising from Petroleum Operations affecting the environment, the Contractor shall forthwrith notify the Government and shall promptly implement the relevant contingency plan and perform such Site Restoration activities as may be necessary as provided in paragraph (b) of Article 12.9.

12.7.2
In the event of any other emergency or accident arising from the Petroleum  Operations affecting the environment, the Contractor shall take such action as may be prudent and necessary in accordance with sound petroleum industry practice in such circumstances.

12.8
In the event that the Contractor fails to comply with any of the terms contained in Article 12.7 within a period specified by the Govemment, the Government, after giving the Contractor reasonable notice in the circumstances, may take any action which may be necessary to ensure compliance with such terms and to recover from the Contractor, immediately after having taken such action, all costs and expenditures  incurred in connection  with such action  together with such  interest as may be determined in accordance with Section 1.7 or Appendix “C” of this Contract.

12.9	On expiry or termination of this Contract or relinquishment of part of the Contract Area, the Contractor shall:

a)	subject to Article 27, remove all equipment and installations from the relinquished area or former Contract Area in a manner agreed with the Government pursuant to an abandonment plan; and

b)
perform all necessary Site Restoration activities in accordance with sound petroleum industry, practice and take all other action necessary to prevent hazards to human life or to the property of others or the environment.

12.10	In this Article, a reference to Government includes the State Government.

12.11
The Contractor hereby declares that it is aware that the Contract Area is partly located on areas forming part of certain national parks, sanctuaries, mangroves, wetlands of national importance, biosphere reserves and other biologically sensitive areas.  Passage through the above mentioned areas shall generally not be permitted. However, if there is no passage, other than through these areas, to reach a particular point beyond these areas, permission of the concerned authorities shall be obtained.

12.12
Within one hundred & twenty (120) days of the Effective Date, the Contractor shall retain a mutually acceptable third party environmental contractor to establish an environmental base line over the Contract Area. The cost of establishing this environmental base line shall be borne by the Contractor and will be cost recoverable.

ARTICLE - 13

ONGC PARTICIPATION

13.1
ONGC shall have the option to acquire a Participating Interest from the Companies in accordance with the provisions of this Article. If ONGC exercises such option to participate, its Participating Interest shall be transferred to the ONGC from the Companies in the proportion which each Company’s Participating Interest bears to the total Participating Interest of the Companies.

13.2
ONGC shall have an option to acquire Participating Interest of thirty percent (30%) in a Development Area by serving notice to that effect on the Company(ies) within ninety (90) days of the decision of the Management Committee under Article 9.6 or 21.5.4.

13.3
In the event that the ONGC exercises its option to participate pursuant to Article 13.2, the Nominee shall contribute to its Participating Interest share of all Development and Production Costs incurred with respect to the Development Area from the date of approval of the Development Plan for such Development Area and shall assume a share of rights and obligations, corresponding to its Participating Interest share from the said date, with respect to such Development Area but shall not be liable for any costs incurred prior to the said date.

13.4	If Contractor wants to include more than one Commercial Discovery in a Development Area or modify an existing Development Area in order to include a subsequent Commercial Discovery:

13.4.1
(a) Development Area can contain more than one Commercial Discovery only when the same constituents of Contractor have elected to participate in the development of such Commercial Discoveries proposed to be located in the same Development Area.

(b) If ONGC has served notice under Article 13.2 to acquire a Participating Interest in a Development Area and in the event Contractor proposes to modify such Development Area to encompass a new Commercial Discovery pursuant to Article 9.5, then ONGC shall have option to serve notice to acquire such Participating Interest also in such modified Development Area upon the date on which the Contractor gave notice under Article 9 or Article 21 as the case may be, for modification of such Development Area, unless ONGC otherwise decides in which case there will be no modification of such Development Area.

(c) If ONGC has not served notice under Article 13.2 then ONGC shall have the right pursuant to Article 13.2 to serve such notice with regard to modified Development Area, which notice shall for the purposes of Article 13.2 be deemed to have been served in respect of earlier Discovery(ies) on the last date upon which a notice in regard of the relevant Discovery could have been served under Article 13.2.

Upon service of such notice by ONGC under Article 13.2, ONGC shall within forty-five (45) days of such notice be obliged to make payment to the Companies of its participating Interest share of Contract Costs incurred in respect of that Development Area between the date of deemed service and the date of actual service of such notice.

13.4.2	Notwithstanding provision of Article 13.3, ONGC shall not bear or pay any Exploration Cost with respect to any Development Area.

13.5	Except as provided in this Article or elsewhere in this Contract, the rights and obligations to be assumed by the ONGC shall include but not be limited to:

(a)	the right to take Cost Petroleum in accordance with the provisions of Article 14;

(b)	the right to take its total Participating Interest share of the Contractor's Share of Profit Petroleum in accordance with the provisions of Article 15;

(c)	the right to receive its Participating Interest share of any incidental income and receipts arising from Petroleum Operations;

(d)	the obligation to contribute its Participating Interest share of costs and expenses as provided in Articles 7.3, 13.3, 13.4.

13.6
A11 payments by the ONGC in any Year in respect of its Participating Interest share of Contract Costs, shall be made in United States Dollars. or in any other convertible currency agreed between the Parties, to the extent required, provided, that the ONGC shall be entitled to contribute its Participating Interest share of such costs in the relevant Year in Indian Rupees to the maximum extent that Rupees are required by the Contractor to meet its obligations in India.

ARTICLE - 14

RECOVERY OF COSTS FROM PETROLEUM

14.1
The Contractor shall be entitled to recover Contract Costs out of a percentage of the total volumes of Petroleum produced and saved from each Development Area in the Year, in accordance with the provisions of this Article.

14.2
Exploration Costs incurred by the Contractor in the Contract Area up to the date of Commercial Production of Petroleum from a Development Area in that Contract Area shall be aggregated, and the Contractor shall be entitled to recover the aggregate of such Exploration Costs out of the Cost Petroleum from the Development Area at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date of such Commercial Production, as provided in Article 14.4.

14.3
The Contractor shall be entitled to recover out of the Cost Petroleum from any Development Area in the Contract Area the Exploration Costs which it has incurred in that Contract Area in any Year after the date of Commercial Production from the Development Area at the rate of one hundred percent (100%) per annum of such Exploration Costs beginning from the date such Exploration Costs are incurred as provided in Article.

14.4
The Contractor shall be entitled to recover Exploration Costs as provided in Articles 14.2 and 14.3 either from the first Development Area or from other Development Area in a Contract Area in proportion to the values of the quantity of Petroleum produced and saved from each Development Area in that Contract Area as reduced by the Development Areas Production Costs, in the relevant Year, provided that such Exploration Costs once recovered shall not be allowable for recovery against any other Development Area.

14.5
Development Costs incurred by the Contractor in any Development Area, upto the date of Commercial Production from such Development Area shall be aggregated. and the Contractor shall be entitled to recover out of the Cost Petroleum from that Development Area the aggregate of such Development Costs at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date of such Commercial Production from the said Development Area.

14.6
The Contractor shall be entitled to recover out of the Cost Petroleum from a Development Area, the Development Costs which it has incurred on such Development Area. after the date of Commercial Production from the Development Area at the rate of one hundred percent (100%) per annum of such Development Costs beginning from the date such Development Costs are incurred.

14.7	The Contractor shall be entitled to recover in full, during any Year, the Production Costs incurred on a Development Area in that Year out of the Cost Petroleum from such Development Area.

14.8
If during any Year the Cost Petroleum from any Development Area is not sufficient to enable the Contractor to recover in full the Contract Costs due for recovery in that Year in accordance with the provisions of Articles 14.1 to 14.7 then, subject to the provisions of Article 14.15:

(a)           recovery shall first be made of the Production Costs; and

(b)           recovery shall next be made of the Exploration Costs; and

(c)           recovery shall then be made of the Development Costs.

The unrecovered portions of Contract Costs shall be carried forward to the following Year and the Contractor shall be entitled to recover such Costs in such Year or the subsequent Years as if such Costs were due for recovery in that Year, or the succeeding Years, until the unrecovered Costs have been fully recovered out of Cost Petroleum from the Development Area.

14.9
The maximum amount of Cost Petroleum to which the Contractor shall be entitled, in accordance with the provisions of this Article, shall be eighty percent (80%) of the total value of the Petroleum produced and saved from a Development Area in a Year.

14.10	For the purposes of this Article, as well as Article 15:

(a)           costs, receipts and income shall be converted into production unit equivalents, and vice versa, using the relevant prices established pursuant to Article 19 for Crude Oil and Article 21 for Natural Gas.

(b)           revenue received from the sale of Condensate produced from a Development Area (valued in accordance with Article 19) shall be aggregated with the value of Crude Oil produced and saved from the saId Development Area as though such revenues were realised from Crude Oil.

(c)           revenue received from the sale, of Condensate produced from a Development Area (valued in accordance with Article 19) shall be aggregated with the value of Non Associated Natural Gas produced and saved from the said Development Area as though such revenues were realised from Non Associated Natural Gas.

14.11
Pending completion of the calculations required to establish definitively the Contractor's entitlement to Cost Petroleum from any Development Area in any Year, the Contractor shall take delivery, provisionally, of volumes of Crude Oil or Natural Gas representing its estimated Cost Petroleum entitlement calculated with reference to estimated production quantities, costs and prices for the Development Area as established by the Contractor and approved by the Management Committee.  Such provisional determination of Cost Petroleum shall be made every Quarter on an accumulative basis. Within sixty (60) days of the end of each Year, a final calculation of the Contractor's entitlement to Cost Petroleum, based on actual production quantities, costs and prices for the entire Year, shall be undertaken and any necessary adjustments to the Cost Petroleum enti,ilement shall be agreed upon between the Government and the Contractor and made as soon as practicable thereafter.

14.12
Where more than one Party constitutes the Contractor, the percentage of the total Cost Petroleum from any Development Area which shall be available to each such Party in any Year for recovery of its share of Contract Costs shall be determined on the basis of the respective proportions of each such Party's cumulative unrecovered Contract Costs on the Development Area as at the end of the previous Year or, where there are no unrecovered Contract Costs at the end of the previous Year, on the basis of the Participating Interest of each such Party in the Development Area.

ARTICLE - 15

PRODUCTION SHARING OF PETROLEUM

15.1
The Parties to this Contract shall share in the Profit Petroleum separately from each Development Area in each Year in accordance with the provisions of this Article.  A Party's share of Profit Petroleum, in any Year, shall be calculated separately for each Development Area on the basis of the Investment Multiple actually achieved by the Companies at the end of the preceding Year for that Development Area, as provided in Appendix D.

15.2.1
When the Investment Multiple of the Companies at the end of any Year is less than one (1), the Government shall be entitled to take and receive zero percent (0%) and the Contractor shall be entitled to take and receive one hundred percent (l00%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.2
When the Investment Multiple of the Companies at the end of any Year is equal to or more than one (1) but is less than one and one half (1.5), the Government shall be entitled to take and receive ten percent (10%) and the Contractor shall be entitled to take and receive ninety per cent (90%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.3
When the Investment Multiple of the Companies at the end of any Year in respect of any Development Area is equal to or more than one and one half (1.5) but is less than two (2.0) the Government shall be entitled to take and receive fifteen percent (15%) and the Contractor shall be entitled to take and receive eighty five percent (85%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.4
When the Investment Multiple of the Companies in respect of any Development Area is equal to or more than two (2.0) but is less than two and one half (2.5), the Government shall be entitled to take and receive twenty percent (20%) and the Contractor shall be entitled to take and receive eighty percent (80%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.5 When the Investment Multiple of the Companies at the end of any Year in respect of any Development Area is equal to or more than two and one half (2.5) but is less than three (3.0), the Government shall be entitled to take and receive thirty percent (30%) and the Contractor shall be entitled to take and receive seventy percent (70%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.6
When the Investment Multiple of the Companies at the end of any Year in respect of any Development Area is equal to or more than three (3.0) but is less than three and one half (3.5), the Government shall be entitled to take and receive forty percent (40%) and the Contractor shall be entitled to take and receive sixty percent (60%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.2.7
When the Investment Multiple of the Companies at the end of any Year in  respect of any Development Area is equal to or more than three and one half (3.5), the Government shall be entitled to take and receive fifty percent (50%) and the Contractor shall be entitled to take and receive fifty percent (50%) of the total Profit Petroleum from that Development Area with effect from the start of the succeeding Year.

15.3
The value of the Companies' Investment Multiple at the end of any Year in respect of each Development Area shall be calculated in the manner provided for, and on the basis of the net cash flows specified in Appendix D to this Contract.  However, the volume of Profit Petroleum to be shared between the Government and the Contractor shall be determined for each Quarter on an accumulative basis. Pending finalization of accounts, delivery of Profit Petroleum shall be taken by the Government and the Contractor on the basis of provisional estimated figures of Contract Costs, production, prices, receipts, income and any other income or allowable deductions and on the basis of the value of the [Investment Multiple] achieved at the end of the preceding Year. All such provisional estimates shall be approved by the Management Committee.  When it is necessary to convert monetary units into physical units of production equivalents or vice versa, the price or Crude Oil, Condensate and Natural Gas respectively shall be used.  Within sixty (60) days of the end of each Year, a final calculation of Profit Petroleum based on actual costs, quantities, prices and income for the entire Year shall be undertaken and any necessary adjustments to the sharing of Petroleum shall be agreed upon between the Government and the Contractor and made as soon as is practicable thereafter.

15.4
The Profit Petroleum due to the Contractor in any Year from any Development Area shall be divided between the Parties constituting the Contractor in proportion to their respective Participating Interests.

ARTICLE - 16

TAXES, ROYALTIES, RENTALS, ETC.

16.1
Companies, their employees, persons providing any materials, supplies, services or facilities or supplying any ship, aircraft, machinery, equipment or plant (whether by way of sale or hire) to the Companies for Petroleum Operations or for any other purpose and the employees of such persons shall be subject to all fiscal legislation in India except where, pursuant to any authority granted under any applicable law, they are exempted wholly or partly from the application of the provisions of a particular law, or as otherwise provided herein.

16.2
Pursuant to the provisions of section 42 of the Income Tax Act. 1961, the allowances specified herein shall apply in computing income tax payable by a Company on its profits and gains from the business of Petroleum Operations in lieu of (and not in addition to) corresponding allowances provided for under the heading "Profits and Gains of Business or Profession" in the Income Tax Act, 1961.

16.2.
Subject to the provisions herein below, deductions at the rate of one hundred percent (100%) per annum shall be allowed for all expenditures incurred in respect of Exploration Operations and drilling operations.  The expenditure incurred in respect of Development Operations, other than drilling operations, and Production Operations will be allowable as per the provisions of the Income Tax Act, 1961.  The expenses so incurred are subject to the following:

16.2.1.1
Where any expenditure is not solely incurred on Petroleum Operations or is incurred as part of or in conjunction with any other business, only that proportion of the total expenditure which can be proved to the assessing officer to represent a fair proportionate part thereof, having regard to all relevant facts and circumstances, shall be allowed:

16.2.1.2	Sections 40A and 44C of the Income Tax Act 1961, shall apply.

16.2.2
A Company shall be entitled, for income tax purposes only, to deduct all its unsuccessful Exploration Costs in contract areas covered by other contracts with an Effective Date after the 15th of April 1992, in accordance with the provisions of the Income Tax Act, 1961, from the aggregate value of Petroleum allocable to the Company from any Development Area in the Contract Area in the manner as follows:

16.2.2
Unsuccessful Exploration Costs incurred in contract areas other than the Contract Area where Commercial Discovery has been made up to the date of commencement of Commercial Production shall be aggregated and the Company shall be entitled to deduct such costs at the rate of one hundred per cent (100%) per annum.

16.2.2.2
Unsuccessful Exploration Costs incurred in contract areas other than the Contract Area where Commercial Discovery has been made, after that commencement of Commercial Production, shall be deductible at the rate of one hundred per cent (100%) per annum of such costs beginning from the Year such costs are incurred.

16.2.3
All allowable expenditure incurred prior to the Year in which Commercial Production commences shall be aggregated and the assessed loss for that  year as well as the assessed loss, if any, incurred in the assessment year  relevant to the Year in which Commercial Production commences, or in any subsequent assessment year, shall be carried forward to succeeding assessment years and set off as provided in the Income Tax Act, 1961.

16.2.4
The revenue from the business consisting of Petroleum Operations shall be determined in accordance with Article 19 for the Participating Interest Share of Crude Oil saved and sold, or otherwise disposed of, from Development Area and from any revenue realized on the sale of ANG and/or NANG referred to in Article 21 as well as any other gains of receipts from Petroleum Operations as reduced by the deductions as specified within this Article, and, except as herein provided, all the provision of the Income Tax Act, 1961, shall apply.

16.3	For the purposes of Article 16.2 and section 42 of the Income Tax Act, 1961:

16.3.1	The following terms used in section 42 of the Income Tax Act, 1961 shall have the meanings corresponding to the terms used in this Contract and defined in Article 1 as follows:

16.3.1.1	"agreement" mean this Contract as defined in Article 1;

16.3.1.2	"Commercial Production" shall have the meaning assigned in Article 1

16.3.2	The terms "assessing officer", "assessed loss" and "'assessment year" shall have the meaning as defined in the income Tax Act, 1961

16.3.3	The other terms used herein and defined in Article 1 shall have the meaning therein ascribed.

16.4	Companies shall not be liable to the Government or State Government for payment of:

16.4.1	royalty, annual area rental charges or license	fees under the Rules as amended.

16.4.2	any other taxes, cess or any other levies of a similar nature calculated by reference to production of or to income from Petroleum. except income taxes payable to Government as specified above.

16.5
The Contractor shall not be liable to the Govemment or the Statc Government for payment of any custom duties, export duties or other, statutory charges on the import or re-export of equipment, installations etc., as specified in Article 17, to be used solely and exclusively for Petroleum Operations.

16.5.1	Sales Tax, if any, payable under the relevant laws on the safe of Petroleum to Government or its nominee shall be borne by the Government or its nominee as the case may be;

16.6
The Contractor shall not be liable to the Government or the State Government for payment of any custom duties, export duties, sales tax, value added tax or other statutory charges on the export and subsequent import of Petroleum from the Contract Area or an equivalent amount

16.7	Subject to the provision hereinabove provided, Contractor shall be liable for payment of

16.7.1	Charges payable by specified industries or in connection with Petroleum Operations under applicable legislation;

16.7.2	payments for purchase, lease or rental of land or land rights in connection with Petroleum Operations;

16.7.3	taxes, fees or charges for specific services rendered on request or to the public generally;

16.7.4	customs duties, except for those items subject to exemption as provided in Article 17, applicable at the rates specified from time to time.

16.7.5
stamp duties, registration fees, license fees, taxes such as taxes on property or assets (not calculated by reference to income or otherwise exempted) or other levies, fees or charges of a non-discriminatory nature and generally applicable in India or in the State where Petroleum Operations are being conducted

16.8
If any change in or to any Indian law, rule or regulation by any central, state and local authority dealing with income tax or other corporate tax, export/import tax, customs duty or tax imposed on Petroleum of dependent upon the value of Petroleum results in a material change to the economic benefits accruing to any of the Parties to this Contract after the Effective Date of the Contract, the Parties to this Contract shall consult promptly to make necessary revisions and adjustments to the Contract in order to maintain such expected economic benefits to each of the Parties.

ARTICLE - 17

CUSTOMS DUTIES

17.1
Machinery, plant. equipment. materials and supplies imported by a Contractor or its Subcontractors solely and exclusively for use in Petroleum Operations shall be exempted from customs duties subject to compliance with procedures and conditions as may be determined pursuant to applicable customs duty legislation, Article 23 the terms herein specified.

17.2
Contractor shall submit to the Government a list of Subcontractors who are engaged by it for the purpose of obtaining the various categories of items specified herein pursuant to the conduct of Petroleum Operations and who may claim exemptions hereunder.

17.3
In order to qualify for the exemption from customs duties as provided, for in Article 17.1, all imported items for which duty exemption is being claimed shall be certified by a responsible representative of the Contractor to be imported in terms of this Contract solely and exclusively for use in carrying out Petroleum Operations and shall be approved by a representative of the Government to be eligible for such exemption pursuant to the terms of the Contract.

17.4
The Government shall have the right to inspect the records and documents of the physical item or items for which an exemption is or has been provided under 17.1 to determine that such item or items are being or have been imported solely and exclusively for the purpose for which the exemption was granted.  The Government shall also be entitled to inspect such physical items wherever located to ensure that such items are being used for the purpose herein specified and any item not being so used shall immediately become liable to payment of the applicable customs duties.

17.5
Subject to Article 27, the Contractor and its Subcontractors may sell or otherwise transfer in India all imported items which are no longer required for Petroleum Operations, subject to applicable laws governing customs duties and sale or disposal of such items.

ARTICLE - 18
DOMESTIC SUPPLY, SALE, DISPOSAL AND EXPORT OF CRUDE OIL CONDENSATE

18.
Until such time as the total availability to the Government and government companies of Crude Oil and Condensate from all Petroleum production activities in India meets the total national demand, each Contractor or constituents of Contractor shall be required to sell to the Government or its nominee all of the Contractor or constituents of Contractor’s entitlement to Crude Oil and Condensate from each Development Area in order to assist in satisfying the national demand.

18.2
Pursuant to Article 18.1 and subject to Article 18.4, each constituent of Contractor shall offer to sell to the Government (or its nominee) its total Participating Interest share of Crude Oil and Condensate to which it is entitled under Articles 14 and 15 at the price determined in accordance with Article 19 for sales to Government and the Government shall have the option to purchase the whole or any portion thereof at the said price.

18.3
The aforementioned offer shall be made by a Contractor or constituents of Contractor, in writing, at least thirty (30) days after a discovery and thereafter at least six (6) months preceding the Year in which the sale is to be made, specifying the estimated quantities and grade of Crude Oil and Condensate being offered (based upon estimates which shall be adjusted within ninety (90) days of the end of each Year on the basis of actual quantities produced and saved). The Government shall exercise its said option to purchase, in writing, not later than ninety (90) days prior to the commencement of the Year in respect of which the sale is to be made, specifying the quantity and grade of Crude Oil and Condensate which it elects to take in the ensuing Year. Failure by the Government to give such notice within the period specified shall be conclusively deemed an election to take all of the Crude Oil and Condensate offered (adjusted as provided herein) in the ensuing Year.

18.4
If, during any Year, India attains Self-sufficiency, the Government shall promptly thereafter, but in no event later than the end of the first Quarter of the following Year, so advise the Contractor or constituents of Contractor by written notice. In such event, as from the end of the second Quarter of the following Year, or such earlier date as the Parties may mutually agree, Government's option to purchase shall be suspended and the Contractor or constituents of Contractor shall have the right to lift and export its Participating Interest share of Crude Oil and Condensate until such time, if any, as Self-sufficiency shall have ceased to exist. If Self-sufficiency ceases to exist during a Year, the Government shall recover its option to purchase under Article 18.2 in respect of the following Year by giving notice thereof to the Contractor or constituents of Contractor as provided in Article 18.3.

18.5	All payments in respect of sales to the Government pursuant to provisions of this Article shall be made by the Government within the period for credit applicable in the calculation of the price pursuant to Article 19. If no time frame for credit is applicable in such calculation, payment shall be made within forty-five (45) days from the date of delivery of Crude Oil or Condensate to the Government at the Delivery Point. In the case of sales by a Foreign Company, payment shall he made in United States Dollars or any other convertible currency acceptable to the Government and the, Foreign Company, by wire transfer, to the credit of the Foreign Company's designated account with a bank within or outside India designated by the Foreign Company. Subject to any changes in the relevant laws, in the case of sales by a domestic Company, payment shall be made to the credit of the domestic Company's designated account with a bank in India designated by the domestic Company in equivalent Indian Rupees. Notwithstanding the above, a Contractor or constituents of Contractor shall submit an invoice to the Government within fifteen (15) days from the date of delivery of Crude Oil. All amounts unpaid by the Government by the due date shall, from the due date, bear interest calculated on a day to day basis at the LIBOR plus two (2) percentage points from the date due until paid.

18.6
If full payment is not received by a Contractor or constituents of Contractor when due as provided in Article 18.5, the Contractor or constituents of Contractor shall, at any time thereafter, notify the Government of the default and, unless such default is remedied within fifteen (15) days from the date of the said notice, the Contractor or constituents of Contractor shall have the right, unless otherwise agreed, upon written notice to the Government:

(a)	to suspend the Government's option to purchase under Article 18.2;

(b)
to freely lift, sell and export all its Participating Interest share of Crude Oil and Condensate subject to the destination restrictions specified in Article 18.8, until the Government has paid the due amount plus interest as provided herein;

(c)
if the payment plus interest is not received by the Contractor or constituents of Contractor within one hundred and eighty (180) days from the date the said payment was due, to receive and export the Government's share of Profit Petroleum until such time as either Government has paid all amounts due plus interest, or the value, based on the price as determined in accordance with Article 19, of Government's share of Profit Petroleum so exported is equal to all amounts due plus interest, whichever first occurs; provided, however, that if the Government makes a payment to the Contractor or constituents of Contractor after the Contractor or constituents of Contractor has commenced export of Government's share of Profit Petroleum and such payment together with the value of Government's share of Profit Petroleum exported (based on the price determined in accordance with Article 19) exceeds the amount due plus interest, necessary adjustment shall be carried out to refund to the Government forthwith the excess amount received by the Contractor or constituents of Contractor.

18.7
If in any Year India has not attained Self-sufficiency and the Government or any government company or agency of the Government exports or delivers to a third party for export any Crude Oil produced under the terms of this Contract for any purpose other than for the purpose of balancing Indian refinery requirements. Self-sufficiency shall be deemed to exist for purposes of this Article 18 and the Contractor or constituents of Contractor shall have the right of first refusal to acquire any Crude Oil to be so exported for the same consideration and upon the same terms which the Government, the Government Company or other agency of Government has offered or agreed to accept.

18.8
The Contractor or constituents of Contractor shall be entitled to freely lift and export any Crude Oil and Condensate which the Government has elected not to purchase pursuant to this Article 18, subject to Government's generally applicable destination restrictions to countries with which the Government, for policy reasons, has severed or restricted trade.

18.9
No later than sixty (60) days prior to the commencement of production in a Development Area, and thereafter no less than sixty (60) days before the commencement of each Year, the Contractor shall cause to be prepared and submitted to the Parties a production forecast setting out the total quantity of Crude Oil that it estimates can be produced from a Development Area during the succeeding Year, based on a maximum efficient rate of recovery of Crude Oil from that Development Area in accordance with good petroleum industry practice. No later than thirty (30) days prior to the commencement of each Quarter, the Contractor shall advise its estimate of production for the succeeding Quarter and shall endeavour to produce the forecast quantity for each Quarter.

18.10
Each Party comprising the Contractor shall, throughout the term of this Contract, have the right to separately take in kind and dispose of all its share of Cost Petroleum and shall have the obligation to lift the said Cost Petroleum and Profit Petroleum on a current basis and in such quantities so as not to cause a restriction of production or inconvenience to the other Parties.

18.11
The Government shall, throughout the term of this Contract, have the right to separately take in kind and dispose of its share of Profit Petroleum and of such portion of the Contractor's share of Crude Oil and Condensate as is purchased by the Government pursuant to Article 18, subject to Article 18.6, and shall have the obligation to lift all of the said Oil on a current basis and in such quantities so as not to cause a restriction of production or inconvenience to the other Parties.

18.12
For the purpose of implementing the provisions of Articles 18.10 and 18.11, a Crude Oil lifting procedure shall be agreed upon by the Parties no later than six (6) months prior to the commencement of production in a Development Area. Such lifting procedure shall include, but not necessarily be limited to:

(a)	a procedure for notification by the Operator to the Government, and to each Party comprising the Contractor, of projected Crude Oil production;

(b)	a procedure for notification by the Government, and by each Party comprising the Contractor, to the Operator, of its expected off-take and the consequences of inability or failure to off-take.

ARTICLE – 19
VALUATION OF PETROLEUM

19.1	For the purpose of this Contract, the value of Crude Oil, Condensate and Natural Gas shall be based on the price determined as provided herein.

19.2
A price for Crude Oil shall be determined for each Calendar Month or such other period as the Parties may agree (hereinafter referred to as "the Delivery Period") in terms of United States Dollars per Barrel, FOB Delivery Point for Crude Oil produced and sold or otherwise disposed off from each Development Area for each Delivery Period, in accordance with the appropriate basis for that type of sale or disposal specified below.

19.3
In the event that some or all of a Contractor's total sales of Crude Oil during a Delivery Period are made to third parties in Arms Length Sales, all sales so made shall be valued at the weighted average of the prices actually received by a Contractor, calculated by dividing the total receipts from all such sales FOB the Delivery Point by the total number of Barrels of the Crude Oil sold in such sales.

19.3.1 In the event that a portion of such third party Arms Length Sales are made on a basis other than an FOB basis as herein specified, the said portion shall be-valued at prices equivalent to the prices FOB the Delivery Point for such sales determined by deducting all costs (such as transportation, demurrage, loss of Crude Oil in transit and similar costs) incurred downstream of the Delivery Point, and the prices so determined shall be deemed to be the actual prices received for the purpose of calculation of the weighted average of the prices for all third party Arms Length Sales for the Delivery Period.

19.3.2
Each Constituent of Contractor shall separately submit to the designated government company, within fifteen (15) days of the end of each Delivery Period, a report containing the actual prices obtained in their respective Arms Length Sales to third parties of any Crude Oil. Such reports shall distinguish between term sales and spot sales and itemize volumes, customers, prices received and credit terms, and a Contractor shall allow the designated government company to examine the relevant sales contracts.

19.4
In the event that some or all of a Contractor's total sales of Crude Oil during a Delivery Period are made to the Government or a Government company, the price of all sales so made shall, unless otherwise agreed between the Parties, be determined on the basis of either the FOB selling price per Barrel of one or more crude oils which at the time of calculation, are being freely and actively traded in the international market and are similar in characteristics and quality to the Crude Oil in respect of which the price is being determined, such FOB selling price to be ascertained from Platt's Crude Oil Market Wire daily publication ("Platt's") or tile spot market for-the same crude oils ascertained in the same manner, whichever price, in the opinion of the Parties more truly reflects the current value of such Crude Oils. For any Delivery Period in which sales take place, the price shall be the arithmetic average price per Barrel determined by calculating the average for such Delivery  Period  of  the  mean  of  the  high  and  low  FOB  or  spot prices for each  day of the crude oils selected for comparison adjusted for differences in the Crude Oil and the crude oils being compared for quality, transportation costs, delivery, time, quantity, payment terms, the market area into which the Crude Oil is being sold, other contract terms to the extent known and other relevant factors. In the event that Platt's ceases to be published or is not published for a period of thirty (30) consecutive days, the Parties shall agree on an alternative daily publication. In the event of changing market conditions. the Parties shall review and mutually agree on changes to the period over which the average price of comparable crude oils may be calculated.

19.4.1 At least six (6) months prior to commencement of production from the first Development Area and from each Field thereafter in the Contract Area, the Parties shall meet in order to establish a provisional list of the crude oils to be selected for comparison with the Crude Oil to be sold and an appropriate mechanism for the purpose of giving effect to Article 19.4 and definitively establishing the price of the Crude Oil to be sold pursuant to Article 19.4. In determining the quality of crude oil, account shall be taken of all relevant characteristics including but not limited to gravity, sulphur and metal content, pour point and product yield.

19.4.2 In the event that, at the relevant time, no crude oils of similar quality to the Crude Oil to be sold are being actively traded in the international markets where prices can be ascertained by international publication. or the official FOB selling prices and the international spot market price vary widely between producers, the Parties shall meet in good faith to determine an appropriate pricing basis.

19.4.3 The Parties shall meet annually or sooner upon notice served by any Party on the others, to review the list of selected crude oils or the mechanism established pursuant to Article 19.4.1 in light of any new facts since the date of selection of such crude oils or establishment of such mechanism and to determine what adjustment (if any) should be made to the said selection or mechanism by mutual agreement of the Parties.

19.5
In the event that in any Delivery Period, some but not all of a Contractor's sales of Crude Oil from a Development Area are made to the Government or a government company and some but not all are made to third parties in Arms Length Sales and the price as established in accordance with Article 19.4 differs by more than one percent (1%) from the price as determined in accordance with Article 19.3 for the same Delivery Period, the Parties shall meet upon notice from any Party, to determine if the prices established for the relevant Delivery Period should be adjusted taking into account third party Arms Length Sales made by the Contractor of the same or similar Crude Oil from the relevant Development Area or other Fields and published information in respect of other genuine third party Arms Length Sales of the same or similar Crude Oil for that Delivery Period. Until the matter of an adjustment for the relevant Delivery Period is finally determined. the price as established in accordance with this Article will apply for that Delivery Period. Any adjustment, if necessary, will be made within thirty (30) days from the date the adjustment for that Delivery Period is finally determined.

19.6
A Contractor shall determine the relevant prices in accordance with this Article and the calculation, basis of calculation and the price determined shall be supplied to the Government  or  the government  company  and  shall  be  subject  to  agreement  by the Government or the government company before it is finally determined. Pending final determination, the last established price, if any, for the Crude Oil shall be used.

19.7
In the event that the Parties fail to reach agreement on any matter concerning selection of the Crude Oils for comparison, the calculation, the basis of, or mechanism for the calculation of the prices, the prices arrived at, the adjustment of any price or generally about the manner in which the prices are determined according to the provisions of this Article within thirty (30) days, or such longer period as may be mutually agreed between the Parties, from the date of commencement of Commercial Production or the end of each Delivery Period thereafter, any party may refer the matter or matters in issue for final determination, by a sole expert appointed as provided in Article 33.

19.7.1 Within ten (10) days of the said appointment, the Parties shall provide the expert with all information they deem necessary or as the expert may reasonably require.

19.7.2 Within fifteen (15) days from. the date of his appointment, the expert shall report to the Parties on the issue(s) referred to him for determination, applying the criteria or mechanism set forth herein and indicate his decision thereon to be applicable for the relevant Delivery Period for Crude Oil and such decision shall be accepted as final and binding by the Parties.

19.7.3 Except for the adjustments referred to in Article 19.5; any price or pricing mechanism agreed by the Parties pursuant to the provisions of this Article shall not be changed retroactively.

19.8
Any sale or disposal to Affiliates or other sale or disposal of Crude Oil produced from a Development Area, other than to the Government or government companies or to third parties in Arms Length Sales, in any Delivery Period, shall be valued on the same basis as sales to the Government or a government company. In the event of such a sale or disposal by a Contractor, such Contractor shall submit to the Government, within fifteen (15) days of the end of each Delivery Period, all relevant information concerning such sales or disposals.

19.9
In the event that in any Delivery Period there is more than one type of sales referred to in Articles 19.3, 19.4 and 19.8, then, for the purpose of calculating Cost Petroleum and Profit Petroleum entitlement pursuant to Articles 14 and 15, a single price per Barrel of Crude Oil for all the sales for the relevant Delivery Period shall be used. Such single price shall be the weighted average of the prices determined for each type of sale, weighted by the respective volumes of Crude Oil sold in each type of sale in the relevant Delivery Period.

19.10	In this Article the term Government company shall include any other agency of Government to whom Crude Oil is to be sold.

19.11	The provisions specified above for the determination of the price of sales of Crude Oil shall apply mutandis to Condensates.

19.12	The price of Natural Gas shall be determined as provided in Article 21.

ARTICLE – 20
CURRENCY AND EXCHANGE CONTROL PROVISIONS

20.1
Subject to the provisions herein, and in compliance with the relevant provisions of the laws of general application in India governing currency and subject to treaties entered into by the Government of India with other countries, foreign exchange and related administrative instructions and procedures issued there under on a non-discriminatory basis, each Foreign Company comprising the Contractor shall during the term of this Contract. have the right to:

(a)	repatriate abroad, in United States Dollars or any other Foreign Currency, the net proceeds of sales of Crude Oil and Condensate in India;
(b)	receive, retain and use abroad the proceeds of any export sales of Petroleum under the Contract;
(c)	open, maintain and operate bank accounts with reputable banks, both inside and outside India, for the purpose of this Contract:
(d)	freely import, through normal banking channels, funds necessary for carrying out the Petroleum Operations:
(e)	convert into foreign exchange and repatriate sums imported pursuant to (d) above in excess (if any) of its requirements: and make payments outside of India for purchases, services and loans obtained abroad, without the requirement that funds used in making such payments must come from or originate in India.

20.2
The rates of exchange for the purchase and sale of currency by the Companies shall be the prevailing rates of general application determined by the Reserve Bank of India or such other financial body as may be mutually agreed by the Parties and for accounting purposes under this Contract, these rates shall apply as provided in Section 1.6 of Appendix C.

20.3
Foreign company shall have full rights of control over movement of funds out of bank accounts established for the purpose of Petroleum Operations but shall provide to the Reserve Bank of India or any designated financial body, monthly bank statements, with an explanation of each deposit or payment from the account. and shall supply each Quarter or annually, in a form acceptable to the Reserve Bank, or such designated body, full particulars of foreign exchange transactions pursuant to this Contract in order to facilitate monitoring of such accounts. Such particulars shall include:

(a)	details of deposits of proceeds of sales of Petroleum, such as quantity of Petroleum sold, date of sale and unit price;
(b)	the repayment of principal of loans made to the Companies in foreign currency for purposes of Petroleum Operations;
(c)	payments of interest, charges, fees and expenses in respect of loans referred to in paragraph (b) above;

(d)	payment in foreign currency to persons not resident in India for the supply of capital goods required for the purpose of Petroleum Operations;

(e)
payments in foreign currency to persons not resident in India for the supply of goods and services, other than capital goods, required for Petroleum Operations (including services of foreign employees and consultants);

(f)	amounts remitted to India or paid elsewhere at the request of the Government to meet obligations under the Contract; and

(g)
retentions or disbursements to Affiliates in foreign currency representing the excess of net profits, depreciation and amortization over the payments made under paragraphs (b) through (f) above. The Government shall have the right to verify any statements and reports submitted by the Contractor pursuant to this Article and the Contractor shall promptly respond to any query in this regard.

ARTICLE - 21
NATURAL GAS

21.1
Subject to Article 21.2, the Indian domestic market shall have the first call on the utilisation of Natural Gas discovered pursuant to Petroleum Operations and produced from any Field. Accordingly, any proposal by the Contractor relating to Discovery and production of Natural Gas from a Field shall be made in the context of the Government's policy for the utilisation of Natural Gas and shall take into account the objectives of the Government to develop its resources in the most efficient manner and to promote conservation measures.

21.2
Contractor shall have the right to use Natural Gas produced from a Field for the purpose of Petroleum Operations including reinjection for pressure maintenance in the Oil Fields, gas lifting and power generation.

21.3
For the purpose of sales to the domestic market pursuant to this Article 21, the Delivery Point shall, unless otherwise provided herein or agreed, be the inlet flange of the facilities upstream of any facilities and operations established to extract or process products from the said Natural Gas.

21.4	Associated Natural Gas (ANG)

21.4.1
In the event that a Discovery of Crude Oil contains ANG, Contractor shall declare in its declaration of the said Discovery as a Commercial Discovery as specified in Article 9, whether (and by what amount) the estimated production of ANG is anticipated to exceed the quantities of ANG which will be used in accordance with Article 21.2 (such excess being hereinafter referred to as "the Excess ANG”). In such an event the Contractor shall indicate whether, on the basis of the available data and information, it has reasonable grounds for believing that the Excess ANG could by itself be commercially exploited in accordance with the terms of this Contract and whether the Contractor intends to so exploit the excess ANG.

21.4.2
Based on the principle of full utilisation and minimum flaring of ANG, a proposed Development Plan shall, to the extent practicable. , include a plan for utilisation of the ANG including, estimated quantities to be flared, reinjected, and to be used for Petroleum Operations; and, if the Contractor proposes to commercially exploit the Excess ANG for sale in the domestic market or elsewhere. the proposed plans for such exploitation.

21.4.3
The Contractor shall first offer such Excess ANG for sale to the Government (or its nominee) in writing, in accordance with the terms of this Contract. On receipt of such offer, the Government (or its nominee) shall, within six (6) months of the date of receipt thereof, notify the contractor, in writing, whether or not it wishes to exercise its option to purchase the Excess ANG.

21.4.4	If the Government exercises its option to purchase the Excess ANG as provided in Article 21.4.4.

(a)
The Government shall indicate in the notice exercising the option, the date it can commence purchase of the Excess ANG, which date shall not be later than the date the facilities for delivering Excess ANG are commissioned.

(b)	The Contractor and the Government (or its nominee) shall promptly, commence negotiation of a Gas sales agreement and other technical and commercial arrangements required to develop such Natural Gas.

21.4.5
If the Government does not exercise its option to purchase the Excess ANG as provided in Article 21.4.3 and Contractor does not enter into a Gas sales agreement for the total amount of Excess ANG with any buyer as provided in Article 21.4.3, the Government shall be entitled to take and utilize such Excess ANG, at its own cost and expense, without impeding the production of Crude Oil and without affecting the shares of Crude Oil allocable to the Parties under the other provisions of this Contract.

21.4.6	If the Government elects to take the Excess ANG as provided in Article 21.4.6.

(a)
the Contractor shall deliver such excess ANG to the Government at the downstream flange of the Natural Gas processing facilities, or, if there are no Natural Gas processing facilities, the downstream flange of the Gas/oil separation facilities;

(b)
the Contractor shall, based on sound petroleum engineering practices, install such facilities as would facilitate, in so far as practicable, uninterrupted delivery of such Excess ANG to the Government;

(c)
the cost associated with all facilities installed pursuant to paragraph (b) above shall be borne by the Government (or its nominee) and shall not be charged to the Contract Area from which the Excess ANG is being produced;

(d)
the Government shall bear all costs including gathering, treating, processing and transporting costs beyond the downstream flange of the Natural Gas processing facilities, or, if there are no Natural Gas processing facilities the downstream flange of the Gas/oil separation facilities;

(e)
the delivery of such Excess ANG shall be subject to procedures to be agreed between the Government or its nominee and the Contractor, prior to such delivery, such procedures to include matters relating to timing of off-take of such Excess ANG.

21.4.7
If at any time, any Excess ANG is not utilized by Government or Contractor pursuant to this Article 21, the Contractor can flare such excess ANG, where such flaring is approved in the Development Plan by Management Committee or show to the satisfaction of Management Committee and Government that reinjection is inadvisable and/or impracticable.

21.5	Non Associated Natural Gas (NANG)

21.5.1
In the event of a Discovery of NANG, the Contractor shall promptly report such Discovery to the Management Committee and the provisions of Articles 9.1 and 9.2 shall apply. The remaining provisions of Article 9 would apply to the discovery and development of NANG only, insofar as they are not inconsistent with the provisions of Articles 21.

21.5.2
If, pursuant to Article 9.1(c), the Contractor notifies the Management Committee that the Discovery is of potential commercial interest, the Contractor shall submit to the Management Committee, within one (1) Calendar Year from the date of notification of the above said Discovery, the proposed Appraisal Programme, designed to determine (i) whether such Discovery is a Commercial Discovery and (ii) the boundaries of the Development Area.

21.5.3
The proposed Appraisal Programme referred to in Article 21.5.2 shall be reviewed by the Management Committee within sixty (60) days of its submission by the Contractor. The Management Committee may request any additional information as it reasonably requires within twenty one (21) days of the submission by Contractor of the said Appraisal Programme. Contractor shall furnish such information within twenty-one (21) days of the receipt of request from Management Committee for such information. Following review of the Appraisal Programme and related budget and any revisions agreed by the Contractor, the Contractor shall proceed to implement the said Appraisal Programme. During this appraisal period, Contractor shall endeavour to complete gas sales agreements whether with the Government or other buyers.

21.5.4 If on the basis of the results of the Appraisal Programme, the Contractor is of the opinion that NANG has been discovered in commercial quantities:

(a)
It shall submit to the Management Committee, as soon as practicable but not later than sixty (60) months from the date of notification of the aforementioned Discovery, the notification for declaration of the Discovery as a Commercial Discovery and approval of the proposed Development Area. Such Development Area may either be a new Development Area or a modification of an existing Development Area so as to encompass the proposed Commercial Discovery within its boundaries based on the report submitted.

Such notification shall take into account the Government's policies on gas utilisation and propose alternative options (if any) for use or consumption of the NANG and be supported by, inter alia technical and economic data, evaluations, interpretations and analyses of such data, and feasibility studies relating to the Discovery prepared by or on behalf of the Contractor and other relevant information.
If no notification of Commercial Discovery is submitted to the Management Committee by the Contractor within sixty (60) months from the date of notification of the said Discovery, the Contractor shall relinquish its rights to develop such Discovery and the area relating to such Discovery shall be excluded from the Contract Area.

(b)
Where the Contractor has submitted notification for the declaration of a Discovery as a Commercial Discovery, the Management Committee shall review the Contractor's proposal for the commercial utilisation of the NANG in the domestic market or elsewhere and in the context of Government's policy on gas utilisation and the chain of activities required to bring the NANG from the Delivery Point to potential end consumers in the domestic market or elsewhere.

(c)
The Contractor shall within twelve (12) months of the declaration of the Discovery as a Commercial Discovery, submit a Development Plan to the Management Committee for its approval. Such Development Plan shall be supported by all relevant information including, inter alia, the information required in Article 9.7.

(d)
If the Management Committee is unable to agree on the Development Plan within one hundred eighty (180) days of submission, the Contractor shall be entitled to submit such Development Plan directly to the Government for approval. Government shall respond to the said submission within sixty (60) days of its receipt. If the Government disapproves the Contractor's proposed plan or plans, the Government shall state in writing the reasons for such disapproval and the Contractor shall have the right to resubmit the said proposal.

(e)
When the Management Committee or the Government approves the Contractor's comprehensive plan or plans for development of a Commercial Discovery for the utilisation of NANG in the domestic market or elsewhere, the said Discovery shall be promptly developed by the Contractor in accordance with the approved plan which shall be the Development Plan.

21.5.5
In the event the Contractor does not commence development of such Discovery within ten (10) years from the date of notification of the Discovery, the Contractor shall relinquish its rights to develop such Discovery and the area relating to such Discovery shall be excluded from the Contract Area.

ARTICLE – 22
EMPLOYMENT, TRAINING AND TRANSFER OF TECHNOLOGY

22.1
Without prejudice to the right of the Contractor, to select and employ such number of personnel as, in the opinion of the Contractor, are required for carrying out Petroleum Operations in a safe, cost effective and efficient manner, the Contractor shall, to the maximum extent possible, employ, and require the Operator and Sub-contractors to employ, citizens of India having appropriate qualifications and experience, taking into account experience required in the level and nature of the Petroleum Operations.

22.2
Contractor shall offer a mutually agreed number of Indian nationals the opportunity for on-the-job training and practical experience in Petroleum Operations during the Exploration Period. Not later than six (6) months after approval of the Development Plan, the Contractor shall, in consultation with the Licensee, establish and implement training programmes for staff positions in each phase and level of Petroleum Operations including skilled, technical, executive and management positions, with a view to ensuring employment of nationals of India and gradual and progressive reduction of foreign personnel.

22.3
Pursuant to Article 22.2, Contractor shall associate and involve mutually agreed numbers of the Licensee's personnel in the technological aspects of the then ongoing Petroleum Operations without charge of a fee for such association or involvement. Such aspects shall include:

(a) seismic data acquisition, processing and interpretation;

(b) computerised formation evaluation using Well logs;

(c) computerised analysis of geological data for basin analysis;

(d) laboratory core analysis;

(e) Reservoir simulation and modeling:

(f) geochemistry. including analytical methods, source rock studies, hydrocarbon generation, modeling;

(g) measurement-while-drilling techniques;

(h) stimulation of Wells;

(i) production engineering including optimization methods for surface  and subsurface facilities;

(j) Reservoir engineering and management including gas and water injection;

(k) enhanced oil recovery techniques;

(l) gas production technology;

(m) pipeline technology;

(n) Well design and drilling technology;

(o) design of offshore facilities.

22.4	Neither Party shall be obliged to disclose by Virtue of this Article 22 any data, process or information, whether owned by itself and of its Affiliates or a third party of a proprietary nature.

22.5
At the request of the Government or a Government company, the Foreign Companies shall separately endeavour to negotiate in good faith, technical assistance agreements with the Government or a Government company setting forth the terms by which each Foreign Company constituting the Contractor may render technical assistance and make available commercially proven technical information of a proprietary nature for use in India by the Government or a Government company. The issues to be addressed in negotiating such technical assistance agreements shall include, but not be limited to, licensing issues, royalty conditions, confidentiality restrictions, liabilities, costs and method of payment.

ARTICLE – 23

LOCAL GOODS AND SERVICES

23.1	In the conduct of Petroleum Operations, the Contractor shall:

(a)
give preference to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on terms equal to or better than imported goods with respect to timing of delivery, quality and quantity required, price and other terms;

(b)
employ Indian Subcontractors having the required skills or expertise to the maximum extent possible, insofar as their services are available on comparable standards with those obtained elsewhere and at competitive prices and on competitive terms; provided that where no such Subcontractors are available, preference shall be given to non-Indian Subcontractors who utilise Indian goods to the maximum extent possible subject however to the proviso in paragraph (a) above;

(c)	co-operate with domestic companies in India to enable them to develop skills and technology to service the petroleum industry;
(d)	ensure that provisions in terms of paragraphs (a) to (c) above are contained in contracts between the Operator and its Subcontractors.

23.2
The Contractor shall establish appropriate procedures, including tender procedures, for the acquisition of goods and services which shall ensure that suppliers and Subcontractors in India are given adequate opportunity to compete for the supply of goods and services. The tender procedures shall include, inter alia, the financial amounts or value of contracts which will be awarded on the basis of selective bidding or open competitive bidding, the procedures for such bidding, and the exceptions to bidding in cases of emergency, and shall be subject to the approval of the Management Committee.

23.3
Within one hundred and twenty (120) days after the end of each Calendar Year, the Contractor shall provide the Government with a report outlining its achievements in utilising Indian resources during that Calendar Year.

23.4	In this Article "goods" means equipment, materials and supplies.

ARTICLE – 24

INSURANCE AND INDEMNIFICATION

24.1	Insurance

24.1.1
The Contractor shall, during the term of this Contract, obtain and maintain insurance coverage for and in relation to Petroleum Operations for such amounts and against such risks as are customarily or prudently insured in the international petroleum industry in accordance with good petroleum industry practices, and shall furnish to the Government certificates evidencing that such coverage is in effect. Such insurance policies shall include the Government and the Licensee as additional insured and shall waive subrogation against Government and the Licensee. The said insurance shall, without prejudice to the generality of the foregoing cover:

(a)
Loss or damage to all installations, equipment and other assets for so long as they are used in or in connection with Petroleum Operation; provided, however, that if for any reason the Contractor fails to insure any such installation, equipment or assets, it shall replace any loss thereof or repair any damage caused thereto;

(b)	Loss, damage or injury caused by pollution in the course of or as a result of Petroleum Operations, subject, however, to Article 3.7;
(c)	Loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor may be liable;
(d)
Any claim for which the Government may be liable relating to the loss of property or damage or bodily injury suffered by any third party in the course of or as a result of Petroleum Operations for which the Contractor is liable to indemnify the Government, the Licensee or the State Government;

(e)	With respect to Petroleum Operations offshore, the cost of removing wrecks and cleaning up operations following any accident in the course of or as a result of Petroleum Operations;
(f)	The Contractor's and/or the Operator's liability to its employees engaged in Petroleum Operations.

24.1.2	The Contractor shall require its Subcontractors to obtain and maintain insurance against the risks referred to in Article 24.1.1 relating mutatis mutandis to Subcontractors.

24.2	Indemnity:
The Contractor shall indemnify, defend and hold the Government and the Licensee harmless against all claims, losses and damages of any nature whatsoever, including without limitations, claims for loss or damage to property or injury or death to persons caused by or resulting from any Petroleum Operations conducted by or on behalf of the Contractor.

ARTICLE - 25

RECORDS, REPORTS, ACCOUNTS AND AUDIT

25.1
The Contractor shall prepare and maintain at an office in India accurate and current books, records, reports and accounts of its activities for and in connection with Petroleum Operations so as to present a fair, clear and accurate record of all its activities, expenditures and receipts. The Contractor shall also keep representative samples of cores and cuttings.

25.2
Based on generally accepted and recognised accounting principles and modern petroleum industry practices, record books, accounts and accounting procedures in respect of Petroleum Operations shall be maintained on behalf of the Contractor by one of the Parties comprising Contractor, specifically designated for this purpose, at its business office in India, in accordance with the Accounting Procedure.

25.3
The annual audit of accounts shall be carried out on behalf of the Contractor by a qualified, independent firm of recognised chartered accountants registered in India and selected by the Contractor with the approval of the Management Committee.

25.4	Accounts together with the auditor's report thereon, shall be submitted to the Parties for approval not later than the thirtieth (30th) September following the Financial Year.

25.5
Any Party comprising the Contractor may, by giving notice to that effect to the Operator not later than twenty four (24) months following the end of a Year, undertake a separate audit of the accounts and the cost of such audit shall be borne by the Party requiring such audit.

25.6
Unless a Party comprising the Contractor notifies the other Party or Parties, in writing, before thirty-first (31st) December following the Year in which the separate audit was conducted that it has an objection to the accounts for which the separate audit was conducted, such accounts shall be deemed to have been approved as on that date.

25.7
Any objection to the accounts raised by a Party comprising the Contractor shall, unless settled by agreement between the Parties, be submitted for determination by a sole expert in accordance with the provisions of Article 33. If the matter is not submitted to a sole expert within thirty six (36) months following the Year to which such objection relates, the objection shall lapse.

25.8	The Government shall have the right to audit the accounting records of the Contractor in respect of Petroleum Operations as provided in the Accounting Procedure.

25.9
The accounting and auditing provisions and procedures specified in this Contract are without prejudice to any other requirements imposed by any statute in India. including, without limitation, any specific of the statutes relating to taxation of companies.

25.10
For the purpose of any audit referred to in Articles 25.5 and 25.8, the Operator or the Companies shall make available to the auditor all such books, records, accounts and other documents and information as may be reasonably required by the auditor.

ARTICLE – 26

INFORMATION, DATA, CONFIDENTIALITY INSPECTION AND SECURITY

26.1
The Contractor shall, promptly after they become available, provide the Licensee one reproducible copy of all data obtained as a result of Petroleum Operations under the Contract including, but not limited to geological, geophysical, geochemical, petrophysical, engineering, Well logs, maps, parts of cores and production data as well as all interpretative and derivative data including reports, analysis, interpretations and evaluation prepared in respect of Petroleum Operations (hereinafter referred to as "Data"). Data shall be the property of the Licensee, provided, however, that the Companies shall have the right to make use of such data, free of cost, for the purpose of Petroleum Operations under this Contract as provided herein.

26.2
Contractor may, for use in Petroleum Operations, retain copies or samples of material or information constituting the Data and, with the approval of the Licensee, original material, except that where such material is capable of reproduction and copies have been supplied to the Licensee. Contractor may, subject to the right of inspection by the Licensee, export samples or other original Data for processing or laboratory examination or analysis, provided that representative samples equivalent in quality, size and quantity, or, where such material is capable of reproduction, copies of equivalent quality have first been delivered to the Licensee.

26.3
Contractor shall keep the Licensee currently advised of all developments taking place during the course of Petroleum Operations and shall furnish the Licensee with full and accurate information and progress reports relating to Petroleum Operations (on a daily, monthly, yearly or other periodic basis) as the Licensee or the Government may reasonably require, provided that this obligation shall not extend to proprietary technology. Without prejudice to the generality of the foregoing, the Contractor shall submit regular Statements and reports relating to Petroleum Operations as provided in Appendix C. Contractor shall meet with the Licensee and the Government at a mutually convenient location to present the results of all geological and geophysical work carried cut as well as the results of all engineering and drilling operations as soon as such Data becomes available to the Contractor.

26.4
All Data, information and reports obtained or prepared by, for, or on behalf of, the Contractor pursuant to this Contract shall be treated as confidential and, subject to the provisions herein below, the Parties shall not disclose the contents thereof to any third party without the consent in writing of the other Parties.

26.5	The obligation specified in Article 26.4 shall not operate so as to prevent disclosure:
(a)	to Affiliates, contractors, or Subcontractors for the purpose of Petroleum Operations;

(b)
to employees. professional consultants. advisors. data processing centres and laboratories, where required for file performance of functions in connection with Petroleum Operations for any Party comprising the Contractor.

(c)	to banks or other financial institutions in connection with Petroleum Operations.
(d)	to bonafide intending assignees or transferees of an interest hereunder of a Party comprising the Contractor or in connection with a sale of stock of a Party comprising the Contractor;
(e)	to the extent required by any applicable law or in connection with any legal proceedings or by the regulations of any stock exchange upon which the shares of a Party comprising Contractor are quoted;
(f)
to Government departments for or in connection with the preparation by or on behalf of the Government of statistical reports with respect to Petroleum Operations, or in connection with the administration of this Contract or any relevant law or for any purpose connected with Petroleum Operations;

(g)	by a Party with respect to any Data or information which, without disclosure by such Party, is generally known to the public.

26.6
Any Data, information or reports disclosed by the Parties comprising the Contractor to any other person pursuant to Article 26.5 (a) to (d) shall be disclosed on the terms that such Data, information or reports shall be treated confidential by the recipient. Prompt notice of disclosures made by Companies pursuant to Article 26.5 shall be given to the Licensee.

26.7
Any Data, information and reports relating to the Contract Area which, in the opinion of the Government, might have significance in connection with offers by the Government of open acreage or all exploration programme to be conducted by a third party in another area, may be disclosed by the Government for such purposes on conditions to be agreed upon between the Government and the Contractor.

26.8
Where an area ceases to be part of the Contract Area, the Contractor shall continue to treat Data and information with respect to the said area as confidential and shall deliver to the Licensee copies or originals of all Data and information in its possession with respect to the said area. The Government shall, however, have the right to freely use the said Data and information thereafter.

26.9
The Government and the Licensee shall at reasonable times, through duly authorised representatives, be entitled to observe Petroleum Operations and to inspect all assets, books, records, reports, accounts, contracts, samples and Data kept by the Contractor or the Operator in respect of Petroleum Operations under the Contract, provided, however, that the Contractor shall not be required to disclose any proprietary technology. The duly authorised representatives shall be given reasonable assistance by the Contractor for such functions and the Contractor shall afford such representatives all facilities and privileges afforded to its own personnel in the Development Area including the use of office space and housing, free of charge, for a maximum period of one (1) man month per year. The said representatives shall be entitled to make a reasonable number of surveys, measurements, drawings, tests and copies of documents, take samples, make reasonable use of equipment and instruments of the Contractor provided that such functions shall not interfere with the Contractor's Petroleum Operations.

26.10
Contractor shall give reasonable advance notice to the Government, or to any other authority designated by the Government, for such purpose, of its programme of conducting surveys by aircraft or by ships, indicating inter alia, the name of the survey to be conducted, approximate extent of the area to be covered, the duration of the survey, the commencement date, and the name of the airport or port from which the survey aircraft or ship will commence its voyage.

26.11
The Government, or the authority designated by the Government for such purpose, shall have the right to inspect any aircraft or ship used by the Contractor or Subcontractor carrying out any survey or other operations in the Contract Area and shall have the right to put on board such aircraft or ship Government officers in such number as may reasonably be necessary to ensure compliance by the Contractor or the Subcontractor with the security requirements of India.

ARTICLE- 27

TITLE TO PETROLEUM. DATA AND ASSETS

27.1
The Government is the sole owner of Petroleum underlying the Contract Area and shall remain the sole owner of Petroleum produced pursuant to the provisions of this Contract except as regards that part of Crude Oil or Gas the title whereof has passed to the Contractor or any other person in accordance with the provisions of this Contract.

27.2
Title to Crude Oil and/or Gas to which Contractor is entitled under this Contract, and title to Crude Oil and/or Gas sold to Government or its nominee by the Companies shall pass to the relevant party or, as the case may be, to Government or its nominee at the Delivery Point. Contractor shall be responsible for all costs and risks prior to the Delivery Point and each party shall be responsible for all costs and risks associated with such party's share after the Delivery Point and where the Government or its nominee purchases all or some of the Companies' share of Crude Oil or Condensate in accordance with Article 18, Government or its nominee shall be responsible for all costs and risks in respect of the amount purchased, after the Delivery Point.

27.3	Title to all Data specified in Article 26 shall be vested in the Licensee and the Contractor shall have the right to use thereof as therein provided.

27.4
Assets purchased/acquired by the Contractor for use in Petroleum Operations shall be owed by the Parties comprising Contractor in proportion to their Participating Interest provided that the Licensee shall have the right to require vesting of full title and ownership in it, free of charge and encumbrances, of any or all assets, whether fixed or movable, acquired and owned by the Contractor for use in Petroleum Operations inside or outside the Contract Area, such right to be exercisable at Licensee's option either on recovery of the costs of the assets or upon expiry or earlier termination of the Contract.

27.5
Contractor shall be responsible for proper maintenance, insurance and safety of all assets acquired for Petroleum Operations and for keeping them in good repair, order and working condition at all times, and the costs thereof shall be recoverable as Contract Costs in accordance with Appendix C.

27.6
So long as this Contract remains in force, the Contractor shall, free of any charge for the purpose of carrying out Petroleum Operations hereunder, have the exclusive use of assets which have become the property of the Licensee subject, however, to Article 27.5

27.7
Equipment and assets no longer required for Petroleum Operations shall first be offered to the Licensee at no cost and if not required by the Licensee, shall be sold or exchanged by the Contractor, provided however that prior consent of the Management Committee shall be obtained for each transaction in excess of US $5,000 or such other amounts as may be agreed from time to time, and such consent to be accorded within 90 days from the date of application submitted by the Contractor in this behalf, and provided further that the proceeds of sale shall be credited to Petroleum Operations as provided in Appendix C.

27	Assets required by the Licensee pursuant to the terms of this Article may be sold or otherwise disposed of subject to the terms of this Contract.

ARTICLE - 28

ASSIGNMENT OF INTEREST

28.1
Subject to the terms of this Article and other terms of this Contract, any Company may assign, or transfer, a part or all of its Participating Interest, with the prior written consent of the Government, which consent shall not be unreasonably withheld, provided that the Government is satisfied that:

(a)
the prospective assignee or transferee is comparable to the assignor in terms of financial standing and its capacity and ability to meet its obligations hereunder, and is willing to provide an unconditional undertaking to assume its Participating Interest share of obligations and to provide guarantees in respect thereof as provided in the Contract;

(b)	the prospective assignee or transferee is not a company incorporated in a country with which the Government, for policy reasons, has restricted trade or business;

(c)
the prospective assignor or transferor and assignee or transferee respectively are willing to comply with any reasonable conditions of the Government as may be necessary in the circumstances with a view to ensuring performance under the Contract; and

(d)	the assignment or transfer will not adversely affect the performance or obligations under this Contract or be contrary to the interests of India;

(e)	the requirements of Joint Operating Agreement have been satisfied.

28.2
An application by a Company for consent to assign or transfer shall accompanied by all relevant information concerning the proposed assignment or transfer including detailed information on the proposed, assignee or transferee and its share holding and corporate structure, as was earlier required from the Companies constituting the Contractor, the terms of the proposed assignment or transfer and the unconditional undertaking referred to in (a) above. The applicant shall also submit such information relating to the prospective assignee or transferee of the assignment or transfer as the Government may reasonably require to enable proper consideration and disposal of the application. The Government shall accord its approval or reject the said application for assignment, in writing, within one hundred eighty (18O) days of receipt of such application. In the event no written communication rejecting the assignment is received by the Contractor, the application shall be deemed to have been approved, after lapse of the said one hundred eighty (180) days, subject to however that the said assignment is meeting all other conditions laid down elsewhere in this agreement.

28.3
Upon assignment or transfer of its Participating Interest in this Contract. the assignor or transferor shall be released and discharged from its obligations hereunder only to the extent that such obligations are assumed by the assignee or transferee with the approval of the Government.

28.4
Upon prior notice to the Companies, a government company may assign or transfer all or any part of its rights and interest under this Contract to any other government company, authorised by the Government, to explore for and exploit Petroleum in the Contract Area.

28.5
An assignment or transfer shall not be made so as to reduce the Participating Interest of a constituent of the Contractor, at any time, to less than ten percent (10%) of the total Participating Interest of all the constituents of the Contractor, except where such reduction would occur by virtue of a transfer of a proportion of a Company’s interest to a Nominee of the Government pursuant to Article 13, or where the Government, on the recommendations of the Management Committee may, in special circumstances, so permit.

ARTICLE – 29

FINANCIAL AND PERFORMANCE GUARANTEES

29.1	Each of the Companies constituting the Contractor shall procure and deliver to the Government within 45 days from the Effective Date of this Contract, in respect of its Participating Interest:

(a)
an irrevocable, unconditional bank guarantee from a reputable foreign or domestic bank or financial institution of good standing in India, acceptable to the Government, in favour of the Government and the Licensee, for the amount specified in Article 29.2, in a form and substance acceptable to the Government;

(b)
a financial and performance guarantee, from a Company of good financial standing acceptable to the Government, in favour of the Government and the Licensee, in the form and substance set out in Appendix E;

(c)
a legal opinion from its legal advisors, in a form satisfactory to the Government, to the effect that the aforesaid guarantees have been duly signed and delivered on behalf of the guarantors with due authority and is legally valid and enforceable and binding upon them.

29.2
The amount of the guarantee referred to in Article 29.1(a) above shall be an amount equal to thirty five percent (35%) of the Company's Participating Interest share of the total estimated annual expenditure in respect of the Work Programme to be undertaken by the Contractor in the Contract Area during the relevant Year of a phase, subject to Article 29.3.

29.3	The guarantee referred to in Article 29.2 shall provide that:

(a)
at the end of each Year it shall be automatically renewed for an amount equal to a Company's Participating Interest share of thirty five percent (35%) of the total estimated expenditure in respect of the Work Programme to be undertaken for the following Year of an exploration phase, unless the Contractor has terminated the Contract in accordance with the terms thereof. The guarantee shall be renewed at the end of each Year positively thirty (30) days before the expiry of the guarantee period.

(b)
that, at the end of the phase, the guarantee will be released in favour of the Company on presentation to the bank of a certificate from the Licensee that the obligation of the Contractor has been fulfilled and the guarantee may be released.

29.4
If the Contractor elects to proceed to the second and third phases respectively of the Exploration Period, a bank guarantee for the succeeding phase in terms of Article 29.1 (a), 29.2 and 29.3 shall be delivered to the Government with the notice of such election and if such guarantee is not so delivered, the provisions of Article 29.5 shall apply.

29.5
If any of the documents referred to in Article 29.1 is not delivered within the Period specified herein, this Contract may be cancelled by the Government upon ninety (90) days written notice of its intention to do so.

29.6
Notwithstanding any change in the composition or share holding of the parent company furnishing the guarantees herein, it shall, under no circumstances, be absolved of its obligations contained in the guarantees furnished pursuant to this Article.

ARTICLE – 30

TERMINATION OF CONTRACT

30.1	Without prejudice to the provisions of Article 30.6 or any other provisions of this Contract, Companies shall have the right to terminate this Contract:

(a)
with respect to any part of the Contract Area other than a Development Area then producing, or that prior thereto had produced Petroleum, upon giving ninety (90) days written notice of its intention to do so; and

(b)
with respect to any Development area in which Petroleum is being produced, or that prior thereto had produced Petroleum, upon giving at least one hundred and eighty (180) days written notice of its intention to do so.

30.2
This Contract may, subject to the provisions herein below and Article 31, be terminated by the Government upon giving ninety (90) days written notice of its intention to do so in the following circumstances, namely, that a Company:

(a)	has knowingly submitted any false statement to the Government in any manner which was a material consideration in the execution of this Contract; or

(b)
has intentionally and knowingly extracted or authorised the extraction of any mineral not authorised to be extracted by the Contract or without the authority of the Government except such extractions as may be unavoidable as a result of operations conducted hereunder in accordance with generally accepted international petroleum industry practice which, when so extracted, were immediately notified to the Government and to the Licensee; or

(c)	is adjudged bankrupt by a competent court or enters into any agreement or scheme of composition with its creditors or takes advantage of any law for the benefit of debtors; or

(d)
has passed a resolution to apply to a competent court for liquidation of the Company unless the liquidation is for the purpose of amalgamation or reconstruction of which the Government has been given notice and the Government is satisfied that the Company's performance under this Contract would not be adversely affected thereby and has given its approval thereto; or

(e)	has assigned any interest in the Contract without the prior consent of the Government as provided in Article 28; or

(f)	fails to make any monetary payment under this Contract within the specified period after the due date; or

(g)	fails to comply with or contravenes the provisions of this Contract in a material particular; or

(h)	fails to comply with any final determination or award made by a sole expert or arbitrators subject to Article 33: or

(i)	on notice of cancellation as provided in Article 29.5.

PROVIDED THAT where the Contractor comprises two or more Companies, the Government shall not exercise its rights of termination pursuant to Article 30.2. on the occurrence, in relation to one or more, but not all, of the Companies, of an event entitling the Government to terminate the Contract, if any other Company or Companies constituting the Contractor satisfies the Government that it, or they, is/are willing and would be able to carry out the obligations of the Contractor.

30.3
This Contract may also be terminated by the Government on giving the requisite notice specified above if the events specified in Article 30.2 (c) and (d) occur with respect to a company which has given a financial and performance guarantee pursuant to Article 29 subject however to Article 30.4.

30.4
If the circumstance or circumstances that give rise to the right of termination under Article 30.2(f) or (g) or Article 30.3 are remedied by the Contractor within the ninety (90) days period or such extended period as may be granted by the Government, following the notice of the Government's intention to terminate the Contract as aforesaid, such termination shall not become effective.

30.5
If the circumstance or circumstances that would otherwise result in termination are the subject matter of proceedings under Article 33, then termination shall not take place so long as such proceedings continue and thereafter may only take place when and if consistent with the arbitral award.

30.6
On termination of this Contract, for any reason whatsoever, the rights and obligations of the Contractor shall cease but such termination shall not affect any rights of any Party which may have accrued or any obligations incurred and not discharged by the Contractor prior to the date of termination.

30.7	In the event of termination pursuant to Articles 30.1, 30.2 or 30.3:

(a)
the Government may require the Contractor for a period not exceeding one hundred and eighty (180) days from the date of termination, to continue, for the account and at the cost of the Government, Crude Oil or Natural Gas production activities until the right to continue such production has been transferred to another entity;

(b)
in case of a Foreign Company, which is a constituent of the Contractor, it shall, subject to the provisions hereof, have the right to remove and export all its property, which has not vested in the Licensee provided that in the event that ownership of any property is in doubt, or disputed, such property shall not be exported unless and until the doubt or dispute has been settled in favour of the Foreign Company.

30.8
Within ninety (90) days after the termination of this Contract, pursuant to Article 30.1, 30.2, or 30.3 or such longer period as may be mutually agreed to between the Parties, the Contractor shall comply with Article 12.9 and perform any reasonably necessary action as directed by the Government to avoid environmental damage or hazards to human life or the property of others.

ARTICLE - 31

FORCE MAJEURE

31.1
Any non-performance or delay in performance by any Party hereto of any of its obligations under this Contract, or in fulfilling any condition of any licence or lease granted to such Party, or in meeting any requirement of the Act, the Rules or any licence or lease issued thereunder, shall, except for the payment of monies due under this Contract or under the Act and the Rules or any law, be excused if, and to the extent, that, such non-performance or delay in performance is caused by Force Majeure as defined in this Article.

31.2
For the purpose of this Contract, the term Force Majeure means any cause or event, other than the unavailability of funds, whether similar to or different from those enumerated herein, lying beyond the reasonable control of, and unanticipated or unforeseeable by, and not brought about at the instance of. the Party claiming to be affected by such event, or which, if anticipated or foreseeable, could not be avoided or provided for, and which has caused the non-performance or delay in performance. Without limitation to the generality of the foregoing, the term Force Majeure shall include natural phenomena or calamities, earthquakes, typhoons, fires, wars declared or undeclared, hostilities, invasions, blockades, riots, strikes, insurrection and civil disturbances but shall not include the unavailability of funds.

3l .3
Where a Party is claiming suspension of its obligations on account of Force Majeure, it shall promptly, but in no case later than seven (7) days after the occurrence of the event of Force Majeure, notify the other Parties in writing giving full particulars of the Force Majeure, the estimated duration thereof, the obligations affected and the reasons for its suspension.

31.4
A Party claiming Force Majeure shall exercise reasonable diligence to seek to overcome the Force Majeure event and to mitigate the effects thereof on the performance of its obligations under this Contract provided, however, that the settlement of strikes or differences with employees shall be within the discretion of the Party having the difficulty. The Party affected shall promptly notify the other Parties as soon as the Force Majeure event has been removed and no longer prevents it from complying with the obligations which have been suspended and shall thereafter resume compliance with such obligations as soon as possible.

31.5
The Party asserting the claim of Force Majeure shall have the burden of proving circumstances that constitute valid grounds of Force Majeure under this Article and that such Party has exercised reasonable diligence and efforts to remedy the cause of any alleged Force Majeure.

31.6
Where a Party is prevented from exercising any rights or performing any obligations under this Contract due to Force Majeure, the time for the performance of the obligations affected thereby and for performance of any obligation  or the  exercise  of any  right  dependent  thereon,  and the  term of any phase of the Exploration Period or this Contract. may be extended 6y such additional period as may be agreed between the Parties.

31.7
Notwithstanding anything contained else where in this agreement. if an event of Force Majeure occurs and is likely to continue for a period in excess of thirty days, the Parties shall meet to discuss the consequences of the Force Majeure and the course of action to be taken to mitigate the effects thereof or to be adopted in the circumstances.

ARTICLE – 32

APPLICABLE LAW AND LANGUAGE OF THE CONTRACT

32.1
This Contract and any other subsequent agreements or contract based on or in pursuance of or for better fulfillment of this Contract shall be governed and interpreted in accordance with the laws of India.

32.2	Nothing in this Contract shall entitle the Contractor to exercise the rights, privileges and powers conferred upon it by this Contract in a manner which will contravene the laws of India.

32.3
The English language shall be the language of this Contract and shall be used in arbitral proceedings. All communications, hearing or visual materials or documents relating to this Contract shall be written or prepared in English.

ARTICLE – 33

SOLE EXPERT, CONCILATION AND ARBITRATION

33.1
The Parties shall use their best efforts to settle amicably all disputes, differences or claims arising out of or in connection with any of the terms and conditions of this Contract or concerning the interpretation or performance thereof.

33.2
Except for matters which, by the terms of this Contract, the Parties have agreed to refer to a sole expert and any other matters which the Parties may agree to so refer, any dispute, difference or claim arising between the Parties hereunder which cannot be settled amicably may, subject to Article 33.11, be submitted by any Party to arbitration pursuant to Article 33.3. Such sole expert shall be an independent and impartial person of international standing with relevant qualifications and experience appointed by agreement between the Parties. Any sole expert appointed shall be acting as an expert and not as an arbitrator and the decision of the sole expert on matters referred to him shall be final and binding on the Parties and not subject to arbitration. If the Parties are unable to agree on appointment of a sole expert. the matter may be referred to arbitration.

33.3
Subject to the provisions herein, the Parties hereby agree that any unresolved dispute, difference or claim which cannot be settled amicably within a reasonable time may, except for those referred to a sole expert under Article 33.2 and subject to Article 33.11, be submitted to an arbitral tribunal for final decision as hereinafter provided.

33.4
The arbitral tribunal shall consist of three arbitrators. The Party or Parties instituting the arbitration shall appoint one arbitrator and the Party or Parties responding shall appoint another arbitrator and both Parties shall so advise the other Parties. The two arbitrators appointed by the Parties shall appoint the third arbitrator who shall act as presiding Arbitrator.

33.5
Any Party may, after appointing an arbitrator, request the other Party (ies) in writing to appoint the second arbitrator. If such other Party fails to appoint an arbitrator within thirty (30) days of receipt of the written request to do so, such arbitrator may, at the request of the first Party, be appointed by the Chief Justice of India or any person or institution designated by him within thirty (30) days of the receipt of such request in case of an international commercial arbitration as defined in the Arbitration & Conciliation Act 1996 and where Parties to the arbitration comprise of only domestic companies/bodies, the appointment of. the arbitrator referred in this sub-article shall be done by the Chief Justice of the High Court having jurisdiction or any person or institution designated by him within thirty (30) days of receipt of such request.

33.6
If the two arbitrators appointed by the Parties fail to agree on the appointment of the third arbitrator within thirty (30) days of the appointment of the second arbitrator and if the Parties do not otherwise agree, the Chief Justice of India or any person or institution designated him in case of an international commercial arbitration or the Chief Justice of High Court or any person or institution in case of  an  arbitration  involving  only  domestic  companies  at  the  request  of  either

Parties and in consultation with both, appoint the third arbitrator keeping in view that he is not a national of a country of any of the Parties to the arbitration proceedings where the Parties to the dispute belong to different nationalities.

33.7	If any of the arbitrators fails or is unable to act, his successor shall be appointed in the manner set out in this Article as if he was the first appointment.

33.8	The decision of the arbitral tribunal, and, in the case of difference among the arbitrators, the decision of the majority shall be final and binding upon the Parties.

33.9
The arbitration agreement contained in this Article 33 shall be governed by the Arbitration & Conciliation Act, 1996 ("Arbitration Act''). In the event of any conflict between the Arbitration Act and the provisions of this Article 33, the provision of the Arbitration Act shall prevail.

33.10 The right to arbitrate disputes and claims under this Contract shall survive the termination of this Contract.

33.11 Prior to submitting a dispute to arbitration: the Parties may by mutual agreement submit the matter for conciliation in accordance with Part III of the Arbitration 8 Conciliation Act 1996. No arbitration proceedings shall be instituted while conciliation proceedings are pending provided that a Party may initiate arbitration proceedings in the event that the dispute has not been resolved by conciliation within twenty one (21) days or such longer period as may be agreed between the Parties of the date of agreement by the Parties to submit such dispute to conciliation.

33.12
The venue of conciliation or arbitration proceedings pursuant to this Article, unless the Parties otherwise agree, shall be Delhi, India, and shall be conducted in the English language. Insofar as practicable, the Parties shall continue to implement the terms of this Contract notwithstanding the initiation of arbitral proceedings and any pending claim or dispute.

33.13
The fees and expenses of a sole expert or conciliator appointed by the Parties shall be borne equally by the Parties. Assessment of the costs of arbitration including incidental expenses and liability for the payment thereof shall be at the discretion of the arbitrators.

ARTICLE – 34

ENTIRE AGREEMENT, AMENDMENTS WAIVER AND MISCELLANEOUS

34.1	This Contract supersedes and replaces any previous agreement or understanding between the Parties, whether oral or written, on the subject matter hereof, prior to the Effective Date of this Contract.

34.2
This Contract shall not be amended, modified, varied or supplemented in any respect except by an instrument in writing, signed by all the Parties, which shall state the date upon which the amendment or modification shall become effective.

34.3
No waiver by any Party of any one or more obligations or defaults by any other Party in the performance of this Contract shall operate or be construed as a waiver of any other obligations or defaults whether of a like or of a different character.

34.4	The provisions of this Contract shall inure to the benefit of and be binding upon the Parties and their permitted assigns and successors in interest.

34.5	In the event of any conflict between any provisions in the main body of this Contract and any provision in the Appendices, the provision in the main body shall prevail.

34.6	The headings of this Contract are for convenience of reference only and shall not be taken into account in interpreting the terms of this Contract.

ARTICLE - 35
CERTIFICATES

35.1
Company shall furnish, prior to execution of this Contract, a duly authorized copy of a resolution properly and legally passed by the Board of Directors of each Company authorizing its Managing Director or any other person duly constituted with power of attorney to execute this Contract along with a certificate duly signed by the Secretary or an Assistant Secretary of the Company under its seal in this regard and to the effect that the Company has the power and authority to enter into this Contract and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance of the Contract.

ARTICLE – 36

NOTICES

36.1
All notices, statements, and other communications to be given, submitted or made hereunder by any Party to another shall be sufficiently given if given in writing in the English language and sent by registered post, postage paid, or by telegram, telex, facsimile, radio or cable, to the address or addresses of the other Party or Parties as follows:

(a)	To the President of India through the

Secretary to the Government of India

Ministry of Petroleum and Natural Gas, Shastri Bhavan, Dr. Rajendra P.rasad Marg. New Delhi- 110001. INDIA

Facsimile No.: O11-3383585

(b)           The Company Secretary

OIL & NATURAL GAS CORPORATION LIMITED

Jeevan Bharti Tower II, 8th Floor, Connaught Circus, New Delhi.

Tel No.: 91-11-3310156

Facsimile No.: 91-11 -3316413

(c)           GUJARAT STATE PETROLEUM CORPORATION LTD.

Block No.15, 2nd Floor, Udyog Bhavan, Sector-11

Gandhinagar-382 011 INDIA.

ATTN: Managing Director

Tel. No.: (02712) - 36371/36372/36373/36374

Facsimile No.: (02712) - 36375

(d)           HINDUSTAN OIL EXPLORATION COMPANY LTD.

Tandalja Road (Off Old Padra Road), Baroda, 390 020, INDIA.

ATTN: Managing Director

Tel. No.: (265) 330766

Facsimile No.: (265) 333567

36.2
Notices when given in terms of Article 36.1 shall be effective when delivered if offered at the address of the other Parties as under Article 36.1 during business hours on working days and, if received outside business hours, on the next following working day.

36.3	Any Party may, by reasonable notice as provided hereunder to the other Parties, change its address and other particulars for notice purpose.

IN WITNESS WHEREOF, the representatives of the Parties to this Contract being duly authorised have hereunto set their hands and have executed these presents this 12th day of April 2000.

Signed for and on behalf of The President of India
By:
Name:
in presence of:

Name:

Signed for and on behalf of Oil and Natural Gas Corporation Limited
By:
Name:
in presence of :
Name:

Signed for and on behalf of Gujarat State Petroleum Corporation Ltd.
By:
Name:

in presence of :

Name:

Signed for and on behalf of Hindustan Oil Exploration Co. Ltd.

By:

Name:

in presence of :

Name:

APPENDIX A

DESCRIPTION OF CONTRACT AREA

The area comprising approximately 1618 Sq. Km. onshore India identified as Block CB-ON/2 described herein and shown under map attached as Appendix B. Latitude and Longitude measurements commencing at point A, B, C, D, E, F, G, H, 1, J, K, L, M, N and O are respectively as follows:

POINTS                      LATITUDE                                LONGITUDE
A                      22° 36' 52"                                72° 57' 45"
B                      22° 46’ 20”                                72° 43' 00"
C                      22° 31’ 26”                                72° 26' 50"
D                      22° 25’ 00”                                72° 36' 55"
E                      22° 25’ 00”                                72° 40' 50"
F                      22° 18’ 56”                                72° 40' 50"
G                      22° 18’ 56”                                72° 39' 50"
H                      22° 17’ 10”                                72° 39' 50"
I                      22° 15’ 40”                                72° 42' 30"
J                      22° 14’ 30”                                72° 44' 45"
K                      22° 15’ 40”                                72° 47' 00"
L                      22° 20’ 16                                72° 47' 00"
M                      22° 20’ 16                                72° 44' 45"
N                      22° 22’ 45”                                72° 44' 45"
O                      22° 22’ 45”                                72° 58' 10"

Excluding the area bounded by the following co-ordinates:

P                      22° 21’ 18"                                72° 45’ 36"
Q                      22° 19’ 42"                                72° 45’ 36"
R                      22° 19’ 42"                                72° 48’ 12"
S                      22° 21’ 18"                                72° 48’ 12"

Excluding the area bounded by the following co-ordinates:
W                      22° 33’ 36"                                72° 31’ 42"
X                      22° 31’ 48"                                72° 31’ 42"
Y                      22° 31’ 48"                                72° 31’ 48"
Z                      22° 33’ 36"                                72° 32’ 48"

APPENDIX B

MAP OF CONTRACT AREA CB-ON/2

[Missing Graphic Reference]
APPENDIX C

ACCOUNTING PROCEDURE

PRODUCTION SHARING CONTRACT

BETWEEN

THE GOVERNMENT OF INDIA

ONGC

AND

GSPC

HOEC

APPENDIX C

TABLE OF CONTENTS

Sections	Contents

Section 1:	General Provisions
l. l	Purpose
1.2	Definitions
1.3	Inconsistency
l.4	Documentation and Statements to be submitted by the Contractor
1.5	Language and Units of Account
1.6	Currency Exchange Rates
1.7	Payments
1.8	Arms Length Transaction
1.9	Audit and Inspection Rights of the Government
1.10	Revision of Accounting Procedure

Section 2:	Classification, Definition and Allocation of Costs and Expenditures
2.1	Segregation of Costs
2.2	Exploration Costs
2.3	Development Costs
2.4	Production Costs
2.5	Service Costs
2.6	General and Administrative Costs

Section 3:	Costs, Expenses, Expenditures and incidental Income of the Contractor
3.1	Costs Recoverable and Allowable Without Further Approval of Government
3.1.1	Surface Rights
3.1.2	Labour and Associated Costs
3.1.3	Transportation
3.1.4	Charges for Services:
(i) Third party Contracts
(ii) Affiliated Company Contracts
3.1.5	Communications
3.1.6	Office, Bases and Miscellaneous Facilities
3.1.7	Environmental Studies
3.1.8	Materials:
(i) General
(ii) Warranty
(iii) Value of Materials
3.1.9	Duties, Fees and Other Charges
3.1.10	Insurance and Losses
3.1.11	Legal Expenses
3.1.12	Training Costs
3.1.13	General and Administrative Costs

3.2	Costs Not Recoverable and Not Allowable Under the Contract
3.3	Other Costs Recoverable and Allowable Only with Management Committee Approval
3.4	Incidental Income
3.5	Non-duplication of charge and credits

Section 4:	Records and Inventories of Assets
4.1	Records
4.2	Inventories

Section 5:	Production Statement

Section 6:	Value of Production and Pricing Statement

Section.7:	Statement of Costs, Expenditures and Receipts

Section 8:	Cost Recovery Statement

Section 9:	Production Sharing Statement

Section 10:	End of Year Statement

Section :	Budget Statement

ACCOUNTING PROCEDURE

SECTION 1

GENERAL PROVISIONS

1.1	Purpose

Generally, the purpose of this Accounting Procedure is to set out principles and procedures of accounting which will enable the Government of India to monitor effectively the Contractor's costs, expenditures, production and income so that the Government's entitlement to Profit Petroleum can be accurately determined pursuant to the terms of the Contract. More specifically, the purpose of the Accounting Procedure is to:

- classify costs and expenditures and to define which costs and expenditures shall be allowable for cost, production sharing and participation purposes;

- specify the manner in which the Contractor's shall be prepared and approved; and

- address numerous other accounting related matters.

This Accounting Procedure is intended to apply to the provision of the Contract and is without prejudice to computation of income tax under applicable revisions of the Income Tax Act, 1961, as amended.

1.2	Definitions

For purposes of this Accounting Procedure, the terms herein which are defined in the Contract shall the same meaning when used in this Accounting Procedure.

1.3	Inconsistency

In the event of any inconsistency or conflict between provisions of this Accounting Procedure and the provisions of the Contract, the other provisions of the Contract shall prevail.

1.4	Documentation and Statements to be submitted by the Contractor

1.4.1
Within sixty (60) days of the Effective Date of the Contract, the Contractor shall submit to and discuss with the Government a proposed outline of charts of accounts, operating records and reports, which outline shall reflect each of the categories and subcategories of costs and income specified in Sections 2 and 3 and shall be in accordance with generally accepted standards and recognized accounting systems and consistent with normal petroleum industry practice and procedures for joint venture operations. Within ninety (90) days of receiving the above submission, the Government shall either provide written notification of its approval of the proposal or request, in writing, revisions to the proposal.

Within one hundred eighty (180) days from the Effective Date of the Contract, the Contractor and the Government shall agree on the outline of charts of accounts, records and reports which shall also describe the basis of the accounting system and procedures to be developed and used under this Contract. Following such agreement, the Contractor shall expeditiously prepare and provide the Government with formal copies of the comprehensive charts of accounts, records and reports and allow the Government to examine the manuals and to review procedures which are, and shall be, observed under the Contract.

1.4.2	Notwithstanding the generality of the foregoing, the Contractor shall make regular Statements relating to the Petroleum Operations, as follows:

(i) Production Statement (see Section 5 of this Accounting Procedure).

(ii) Value of Production and Pricing Statement (see Section 6 of this Accounting Procedure).

(iii) Statement of Costs, Expenditures and Receipts (see Section 7 of this Accounting Procedure).

(iv) Cost Recovery Statement (see Section 8 of this Accounting Procedure).

(v) Production Sharing (see Section 9 of this Accounting Procedure).

(vi) End of Financial Year Statement (see Section 10 of this Accounting Procedure).

(vii) Budget Statement (see Section 11 of this Accounting Procedure).

1.4.3
All reports and Statements shall be prepared in accordance with the Contract and the laws of India and, where there are no relevant provisions in either of these, in accordance with generally accepted practices in the international petroleum industry.

1.4.4
Each of the entities constituting the Contractor shall be responsible for maintaining its own accounting records in order to comply with all legal requirements and to support all returns or any other accounting reports required by any Government authority in relation to the Petroleum Operations. However, for the  purposes of  giving effect,  to this  Accounting  Procedure, Operator  shall be responsible for maintaining, at its business office in India, on behalf of the Contractor, all the accounts of the Petroleum Operations in accordance with the provisions of the Accounting Procedure and the Contract.

1.5	Language and Units of Account

All accounts, records, books, reports and Statements shall be maintained and prepared in the English language. The accounts shall be maintained in United States Dollars, which shall be the controlling currency of account for cost recovery, production sharing and participation purposes. The accounts shall also be maintained in Indian Rupees. Metric units and Barrels shall be employed for measurements required under the Contract. Where necessary for clarification, the Contractor may also maintain accounts and records in other languages, currencies and units.

1.6	Currency Exchange Rates

1.6.1
For converting transactions between United States Dollars and Indian Rupees or any other currency, the monthly average of the daily mean of the buying and selling rates of exchange as quoted by the Reserve Bank of India (or any other financial body as may be mutually agreed by the Parties) for the Month in which the revenues, costs, expenditures, receipts or income are recorded, shall be used. However, in the case of any single non-US Dollar transaction in-excess of the equivalent of fifty thousand (50.000) US Dollars, the conversion into US Dollars shall be performed at the average of the selling and buying rates for the day on which the transaction occurred. If there were no such quotations on the date of transaction, then the average rate on the last banking date prior to such date shall be applicable.

1.6.2
Any realized or unrealized gains or losses from the exchange of currency in respect of Petroleum Operations shall be credited or charged to the accounts. A record of the exchange rates used in convening Indian Rupees or any other currencies into United States Dollars as specified in Section 1.6.1 shall be maintained by the Contractor and shall be identified in the relevant Statements required to be submitted by the Contractor in accordance with Section 1.4.2.

1.7	Payments

1.7.1
Subject to Articles 13.6 and 18.5 of the Contract and the foreign exchange laws and regulations prevailing from time to time, all payments between the Parties shall, unless otherwise agreed, be in United States Dollars and shall be made through a bank designated by each receiving Party.

1.7.2	Unless otherwise specified, all sums due under the Contract shall be paid within thirty (30) days from the date of receipt of the invoice.

1.7.3	All sums due by one Party to the other under the Contract shall be made on or before the due date. If these sums are not received by the due date, the unpaid amount shall bear interest from the due date until payment is received at the applicable LIBOR plus two (2) percentage points.

1.8	Arms Length Transactions

Unless otherwise specifically provided for in the Contract, all transactions giving rise to the revenues, costs or expenditures which will be credited or charged to the accounts prepared, maintained or submitted hereunder shall be conducted at arms length or on such a basis as will assure that all such revenues will not be lower and all such costs or expenditures will not be higher than would result from a transaction conducted at arms length on a competitive basis with third parties.

1.9           Audit and Inspection Rights of the Government

1.9.1
Without prejudice to statutory rights, the Government, upon at least fifteen (15) days advance written notice to the Contractor, shall have the right to inspect and audit during normal business hours, all records and documents supporting costs, expenditures, expenses, receipts and income, such as Contractor’s accounts, books, records, invoices, cash vouchers, debit notes, price lists or similar documentation with respect to the Petroleum Operations conducted hereunder in each Financial Year, within two (2) years (or such longer period as may be required in exceptional circumstances) from the end of such Financial Year.

1.9.2
The Government may, undertake the conduct of the audit either through its own representatives or through a qualified firm of recognized chartered accountants,  registered in India, appointed for the purpose by the Government.

1.9.3
In conducting the audit, the Government or its auditors shall be entitled to examine and verify, at reasonable times, all charges and credits relating to Contractor's activities under the Contract and all books of account, accounting, entries, materials records and inventories, vouchers, payrolls, invoices and any other documents, correspondences and records considered necessary by the Government to audit and verify the charges and credits. The auditors shall also have the right, in connection with such audit, to visit and inspect, at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor directly or indirectly serving the petroleum operations and to physically examine other property, facilities and stocks used in Petroleum Operations, wherever located and to question personnel associated with those operations. Where the Government requires verifications of charges made by an Affiliate, the Government shall have the right to obtain an audit certificate from an internationally recognized firm of public accountants acceptable to both the Government and the Contractor. which may be the Contractor's statutory auditor.

1.9.4	Any audit exceptions shall be made by the Government in writing and notified to the Contractor within one hundred and twenty (120) days following completion of the audit in question.

1.9.5
The Contractor shall answer any notice of exception under Section 1.9.4 within one hundred and twenty (l20) days of the receipt of such notice. Where the Contractor has, after the said one hundred and twenty (120) days, failed to answer a notice of exception, the exception shall prevail.

1.9.6
All agreed adjustments resulting from an audit and all adjustments required by prevailing exceptions shall be promptly made in the Contractor's accounts and any consequential adjustments to the Government's or the Nominee's entitlement to Petroleum shall be made as promptly as practicable.

1.9.7
If the Contractor and the Government are unable to reach final agreement on proposed audit adjustments, either Party may refer any dispute thereon to a sole expert as provided for in Article 33.2. So long as any issues are outstanding with respect to an audit, the Contractor shall maintain the relevant documents and permit inspection thereof until the issue is resolved.

1.10	Revision of the Accounting Procedure

1.10.1 By mutual agreement between the Government and the Contractor, this Accounting Procedure may be revised from time to time, in writing, signed by the Parties, stating the date upon which the amendments shall become effective.

1.10.2
Following any Discovery of Petroleum in the Contract Area, the Parties shall meet in order to establish specific principles and procedures for identifying all costs, expenditures, receipts and income on a Development Area by Development Area (and if appropriate, separately for Oil and Associated Natural Gas within a Development Area) basis, it being understood that costs, expenditures, receipts and income which do not uniquely arise in respect of any one Development Area shall be apportioned between Development Area in a reasonable, equitable and consistent manner.

SECTION 2

CLASSIFICATION, DEFINITION AND ALLOCATION OF COSTS AND EXPEDITURES

2.1	Segregation of Costs

Costs shall be segregated in accordance with the purposes for which such expenditures are made. All costs and expenditures allowable under Section 3 relating to Petroleum operations shall be classified, defined and allocated as set out below in this Section.

2.2	Exploration Costs

Exploration Costs are all direct and allocated indirect expenditures incurred in the search for Petroleum in an area which is, or was at the time when such costs were incurred, part of the Contract Area, including expenditures incurred in respect of:

2.2.1	Aerial, geophysical, geochemical, palaeontological, geological, topographical and seismic surveys, analyses and studies and their interpretation.

2.2.2	Core hole drilling and water Well drilling.

2.2.3
Labour, materials, supplies and services used in drilling and evaluating Wells with the object of finding Petroleum or in drilling Appraisal Wells provided that if such Wells are completed as producing Wells, the costs of completion thereof shall be classified as Development Costs.

2.2.4	Facilities used solely in support of the purposes described in Sections 2.2.1, 2.2.2 and 2.2.3 above, including access roads, all separately identified.

2.2.5
Any Service Costs and General and Administrative Costs directly incurred on exploration activities and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to Exploration Operations determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) represented by all other Exploration Costs.

2.2.6	Geological and geophysical information purchased or acquired in connection with Exploration Operations.

2.2.7	Any other expenditures incurred in the search for Petroleum not covered under Sections 2.3 or 2.4.

2.3	Development Costs

Development Costs are all direct and allocated indirect expenditures incurred with respect to the development of the Development Area including expenditures incurred on account of:

2.3.1	Drilling Development Wells, whether these Wells are dry or producing, and drilling Wells for the injection of water or gas to enhance recovery of Petroleum.

2.3.2
Completing of Wells by way of installation of casing or equipment or otherwise or for the purpose of bringing a Well into use as a producing Well or as a Well for the injection of water or gas or other chemicals or solvents to enhance recovery of Petroleum and re-entry, completion or working over of existing Wells.

2.3.3
Purchase, installation and constriction of production, transport, delivery and storage facilities for Petroleum from a Development Area, such as pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, delivery and measurement facilities, enhanced recovery systems, onshore platforms, export terminals and piers, harbours and related facilities and access roads for production activities.

2.3.4	Any geological and geophysical activities in connection with approved Development Operations.

2.3.5	Engineering and design studies for facilities referred to in Section 2.3.3

2.3.6
Any Service Costs and General and Administrative Costs directly incurred in Development Operations and identifiable as such and a portion of the remaining Service Costs and General and Administrative Costs allocated to development activities, determined by the proportionate share of total Contract Costs (excluding General and Administrative Costs and Service Costs) represented by all other Development Costs.

2.4	Production Costs

Production Costs are expenditures incurred on Production Operations in respect of the Contract Area after the start of production from the Development Area (which are other than Exploration and Development Costs). The balance of General and Administrative Costs and Service Costs not allocated to Exploration Costs or Development Costs shall be allocated to Production Costs.

2.5	Service Costs

Service Costs are direct and indirect expenditures incurred in support of Petroleum Operations in the Contract Area, including expenditures on warehouses, piers, marine vessels, vehicles, motorized rolling equipment, aircraft, fire and security stations, workshops, water and sewerage plants, power plants, housing, community and recreational facilities and furniture and tools and equipment used in these activities and other like expenditures. Service Costs in any Financial Year shall include the costs incurred in such Financial Year to purchase and/or construct the said facilities as well as the annual costs of maintaining and operating the same, each to be identified separately. All Service Costs shall be regularly allocated as specified in Sections 2.2.5, 2.3.5 and 2.4 to Exploration Costs. Development Costs and Production Costs and shall be separately shown under each of these categories. Where Service Costs are made in respect of shared facilities, the basis of allocation of costs to Petroleum Operations hereunder shall be specified.

2.6	General and Administrative Costs

General and Administrative Costs are expenditures incurred on general administration and management primarily and principally related to Petroleum Operations in or in connection with the Contract Area, and shall include:

2.6.1	main office, field office and general administrative expenditures in India or elsewhere including supervisory, accounting and employee relations services; and

2.6.2
an overhead charge, to be charged on monthly basis, for services rendered by the parent company outside India or an Affiliate of the Operator outside India to support and manage Petroleum Operations under the Contract, and for staff advice and assistance including financial, legal, accounting and employee relations services, but excluding any remuneration for services charged separately under this Accounting Procedure at the rate of one percent (1%) of total Contract Costs incurred and qualifying for recovery pursuant to section 3.

2.6.3
All General and Administrative Costs shall be regularly allocated as specified in Sections 2.2.5, 2.3.5 and 2.4 to Exploration Costs, Development Costs and Production Costs respectively, and shall be separately shown under each of these cost categories.

SECTION 3

COSTS, EXPENSES, EXPENDITURES AND INCIDENTAL INCOME OF THE CONTRACTOR

3.1	Costs Recoverable and Allowable Without Further Approval of the Government

Costs incurred by the Contractor an Petroleum Operations pursuant to the Contract as classified under the headings referred to in Section 2 shall Ix, allowable far the purposes of the Contract except to the extent provided in Section 3.2 or elsewhere in this Accounting Procedure, and subject to audit as provided for herein.

3.1.1	Surface Rights

All direct costs necessary far the acquisition. renewal or relinquishment of surface rights acquired and maintained in force far the purposes of the Contract except as provided in Section 3.1.9.

3.1.2	Labour and Associated Labour Costs

(a) Contractor's locally recruited employees based in India.

Costs of a1l Contractor's locally recruited employees who are directly engaged in the conduct of Petroleum Operations under the Contract in India. Such costs shall include the costs of employee benefits and Government benefits for employees and levies imposed on the Contractor as an employer, transportation and relocation costs within India of the employee and such members of the employee's family (limited to spouse and dependent children) as required by law or customary practice in India. If such employees are engaged in other activities in India, in addition to Petroleum Operations, the cost of such employees shall be apportioned on a time sheet basis according to sound and acceptable accounting principles.

(b) Assigned Personnel

Costs of salaries and wages, including bonuses, of the Contractor's employees directly and necessarily engaged in the conduct of the Petroleum Operations under the Contract, whether temporarily or permanently assigned, irrespective of the location of such employees, it being understood that in the case of those personnel only a portion of whose time is wholly dedicated to Petroleum Operations under the Contract, only that pro rata portion of applicable salaries, wages, and other costs, as specified in Sections 3.1.2(c), (d), (e), (f) and (g), shall be charged and the basis of such pro rata allocation shall be specified.

(c) The Contractor's costs regarding holiday, vacation, sickness and disability benefits and living and housing and other customary allowances applicable to the salaries and wages chargeable under Section 3.1.2(b) above.

(d) Expenses or contributions made pursuant to assessments or obligations imposed under the laws of India which are applicable to the Contractor's cost of salaries and wages chargeable under Section 3.1.2(b) above.

(e) The Contractor's cost of established plans for employees' group life insurance. hospitalization, pension, retirement and other benefit plans of a like nature customarily granted to the Contractor's employees provided, however, that such costs are in accordance with generally accepted standards in the international petroleum industry, applicable to salaries and wages chargeable to Petroleum Operations under Section 3 .1.2(b) above.

(f) Personal income taxes where and when they are paid by the Contractor to the Government of India for the employee, in accordance with the Contractor's standard personnel policies.

(g) Reasonable transportation and travel expenses of employees of the Contractor. including those made for travel and relocation of the expatriate employees, including their dependent family, personal effects, assigned to India whose salaries and wages are chargeable to Petroleum Operations under Section 3.1.2(b) above.

Transportation cost as used in this Section shall mean the cost of freight and passenger service and any accountable incidental expenditures related to transfer travel and authorized under Contractor's standard personnel policies. Contractor shall ensure that all expenditures related to transportation costs are equitably allocated to the activities which have benefited from the personnel concerned.

3.1.3	Transportation Costs

The reasonable cost of transportation of equipment, materials and supplies within India and from outside India to India necessary for the conduct of Petroleum Operations under the Contract, including directly related costs such as unloading charges, dock fees and inland and ocean freight charges.

3.1.4	Charges for Services

(i) Third Parties
The actual costs of contract services, services of professional consultants, utilities and other services necessary for the conduct of Petroleum Operations under the Contract performed by third parties other than an Affiliate of the Contractor, provided that the transactions resulting in such costs are undertaken pursuant to Section 1.8 of this Accounting Procedure.

(ii) Affiliates of Contractor

a) Professional and Administrative Services and Expenses

Cost of professional and administrative services provided by any Affiliate for the direct benefit of Petroleum Operations, including, but not limited to, services provided by the production, exploration, legal, financial, insurance, accounting and computer services divisions other than those covered by Section 3.1.4 (ii)(b) which Contractor may use in lieu of having its own employees. Charges shall be equal to the total actual cost of providing their services; shall not include any element of profit and shall not be any higher than the most favourable prices charged by the Affiliate to third parties for comparable services under similar terms and conditions elsewhere and will be fair and reasonable in the light of prevailing international petroleum industry and experience.

b) Scientific or Technical Personnel

Cost of scientific or technical personnel services provided by any Affiliate of Contractor for the direct benefit of Petroleum Operations, which cost shall be charged on a cost of service basis. Charges therefore shall not exceed charges for comparable services currently provided by outside technical service organizations of comparable qualifications. Unless the work to be done by such personnel is covered by an approved budget and Work Program. Contractor shall not authorise work by such personnel without approval of the Management Committee.

c) Equipment, facilities and property owned and furnished by the Contractor's Affiliates, at rates commensurate with the cost of ownership and operation provided, however, that such rates shall not exceed those currently prevailing for the supply of like equipment, facilities and property on comparable terms in the area where the Petroleum Operations are being conducted. The equipment and facilities referred to herein shall exclude major investment items such as (but not limited to) drilling rigs, producing platforms, oil and gas treating facilities, oil and gas loading and systems, storage and terminal facilities and other major facilities, rates for which shall be subject to separate agreement with the Government.

3.1.5	Communications

Cost of acquiring. leasing, installing. operating, repairing, and maintaining communication systems including radio and microwave facilities between the Contract Area and the Contractors nearest base facility.

3.1.6	Office, Shore Bases and Miscellaneous Facilities

Net cost to Contractor of establishing, maintaining and operating any office, sub-office, shore base facility, warehouse, housing or other facility directly serving the Petroleum Operations. If any such facility services contract areas other than the Contract Area, or any business other than Petroleum Operations, the net costs thereof shall be allocated on an equitable and consistent basis.

3.1.7	Environmental Studies and Protection

Costs incurred in conducting the environmental impact studies for the Contract Area and in taking environmental protection measures pursuant to the terms of the Contract including sinking funds established for abandonment.

3.1.8	Materials and equipment

(i) General

So far as is practicable and consistent with efficient and economical operation, only such material shall be purchased or furnished by the Contractor for use in the Petroleum Operations as may be required for use in the reasonably foreseeable future and the accumulation of surplus stocks shall be avoided. Material and equipment held in inventory shall only be charged to the accounts when such material is removed from inventory and used in Petroleum Operations. Costs shall be charged to the accounting records and books based on the "First in, First Out" (FIFO) method.

(ii) Warranty

In the case of defective material or equipment, any adjustment received by the Contractor from the suppliers or manufacturers or their agents in respect of any warranty on material or equipment shall be credited to the accounts under the Contract.

(iii) Value of materials charged to the accounts under the Contract

a)
Except as otherwise provided in subparagraph (b) below, materials purchased by the Contractor for use in the Petroleum Operations shall be valued to include invoice price, less trade and cash discounts, if any , purchase and procurement fees plus freight and forwarding charges between point of supply and point of shipment, freight to port of destination, insurance, taxes, custom duties, consular fees, other items chargeable against imported material and, where applicable, handling and transportation costs from point of importation to warehouse or operating site, and these costs shall not exceed those currently prevailing in normal arms length transactions in the open market.

b)	Material purchased from or sold to Affiliates or transferred to or from activities of the Contractor other than Petroleum Operations under the Contract:
(aa)
new material (hereinafter referred to as condition A) shall be valued at the current international price which shall not exceed the price prevailing in normal arms length transactions in the open market;

(bb)
used material which is in sound and serviceable condition and is suitable for re-use without reconditioning (hereinafter referred to as condition B) shall be priced at not more than seventy five per cent (75%) of the current price of the above mentioned new materials;

(cc)
used material which cannot be classified as condition B, but which, after reconditioning, will be further serviceable for original function as good second-hand condition B material or is serviceable for original function, but substantially not suitable for reconditioning (hereinafter referred to as condition C) shall be priced at not more than fifty per cent (50%) of the current price of the new material referred to above as condition A.

The cost of reconditioning shall be charged to the reconditioned material, provided that the condition C material value plus the cost of reconditioning does not exceed the value of condition B material.

Material which cannot be classified as condition B or condition C shall be priced at a value commensurate with its use.

Material involving erection expenditure shall be charged at the applicable condition percentage (referred to above) of the current knocked down price of new material referred to above as condition A.

When the use of material is temporary and its service to the Petroleum Operations does not justify the reduction in price in relation to materials referred to above as conditions B and C, such material shall be priced on a basis that will result in a net charge to the accounts under the Contract consistent with the value of the service rendered.

3.1.9	Duties, Fees and Other Charges

Any duties, levies, fees, charges and any other assessments levied by any governmental or taxing authority in connection with the Contractor's activities under the Contract and paid directly by the Contractor except:

(i) those charges and assessments for which ONGC is solely liable under the terms of the Contract; and

(ii) corporate income tax payable by the constituents of the Contractor.

3.1.10	Insurance and Losses

Insurance premia and casts incurred for insurance pursuant to Article 24 of the Contract, provided that such insurance is customary, affords prudent protection against risk and is at a premium no higher than that charged on a competitive basis by insurance companies which are not Affiliates. Except as provided in Sections 3.2(ix), Section 3.2(x) and Section 3.2(xi), actual costs and losses incurred shall be allowable to the extent not made good by insurance. Such costs may include, but are not limited to, repair and replacement of property resulting from damages or losses incurred by fire, flood, storm, theft, accident or such other cause.

3.1.11	Legal Expenses

All reasonable costs and expenses except Section 3.2 (xi) resulting from the handling, investigating, asserting, defending, or settling of any claim or legal action necessary or expedient for the procuring, perfecting, retention and protection of the Contract Area and in defending or prosecuting lawsuits involving the Contract Area or any third party claim arising out of Petroleum Operations under the Contract, or sums paid in respect of legal services necessary for the protection of the joint interest of Government and the Contractor, shall be allowable. Such expenditures shall include attorney's fees, court costs, costs of investigation and procurement of evidence and amounts paid in settlement or satisfaction of any such litigation and claims provided such costs are not covered elsewhere in the Accounting Procedure. Where legal services are rendered in such matters by salaried or regularly retained lawyers of the Contractor or an Affiliate, such compensation shall be included instead under Section 3.1.2 or 3.1.4 (ii) above as applicable.

3.1.12	Training Costs

All costs and expenses incurred by the Contractor in training as is required under Article 22 of the Contract..

3.1.13	General and Administrative Costs

The costs described in Section 2.6.1 and the charge described in Section 2.6.2 of this Accounting Procedure.

3.2 Costs not recoverable and not allowable under the Contract

The following costs and expenses shall not be recoverable or allowable (whether directly as such or indirectly as part of any other charges or expense) for cost recovery and production sharing purposes under the Contract:

(i)	costs and charges incurred before the Effective Date including costs in respect of preparation, signature, or ratification of this Contract;

(ii)	expenditures in respect of any
financial transactions to negotiate, float or otherwise obtain or secure funds for Petroleum Operations including, but not limited to, interest, commission, brokerage and fees related to such transactions as well as exchange losses on loans or other financing, whether between Affiliates or otherwise:

(iii)	costs of marketing or transportation of Petroleum beyond the Delivery Point;

(iv)
expenditures incurred in obtaining, furnishing and maintaining the guarantees required under the Contract and any other amounts spent on indemnities with regard to non-fulfillment of contractual obligations;

(v)	attorney's fees and other costs and charges in connection with arbitration proceedings between the Parties and sole expert determination pursuant to the Contract;

(vi)	fines, interest and penalties imposed by Courts of law of the Republic of India;

(vii)	donations and contributions;

(viii)	expenditures on creation of any partnership or joint venture arrangement;

(ix)	amounts paid with respect to non-fulfillment of contractual obligations;

(x)	costs incurred as a result of failure to insure where insurance is required pursuant to the Contract, or where Contractor has elected to self insure, or has under-insured;

(xi)	costs and expenditures incurred as a result of misconduct or negligence of the Contractor.

3.3	Other costs recoverable and allowable only with Management Committee approval

Any other costs and expenditures not included in Section 3.1 or 3.2 of this Accounting Procedure but which have been incurred by the Contractor far the necessary and proper conduct of Petroleum Operations shall be allowed to be recovered only with the express prior approval in writing of the Management Committee.

3.4	Incidental Income and Credits

All incidental income and proceeds received from Petroleum Operations under the Contract, including but not limited to the items listed below, shall be credited to  the  accounts  under  the  Contract and  shall  be taken  in to  account  for  cost recovery, production sharing and participation purposes in the manner described in Articles 13, 14 and 15 of the Contract;

(i) The proceeds of any insurance or claim or judicial awards in connection with Petroleum Operations under the Contract or any assets charged to the accounts under the Contract where such operations or assets have been insured and the premium charged to the accounts under the Contract;

(ii) Revenue received from third parties for the use of property or assets, the cost of which has been charged to the accounts under the Contract;

(iii) Any adjustment received by the Contractor from the suppliers/manufacturers, or their agents in connection with defective material, the cost of which was previously charged by the Contractor to the accounts under the Contract;

(iv) Rentals, refunds or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract;

(v) Prices originally charged to the accounts under the Contract for materials subsequently exported from the Republic of India without being used in Petroleum Operations under the Contract;

(vi) Proceeds from the sale or exchange by the Contractor of assets, plant or facilities, the acquisition costs of which have been charged to the accounts under the Contract;

(vii) Legal costs charged to the accounts under Section 3.1.11 of this Accounting Procedure and subsequently recovered by the Contractor.

3.5	Non-Duplication of Charges and Credits

Notwithstanding any provision to the contrary in this Accounting Procedure, it is the objective of the Parties that there shall be no duplication of charges or credits to the accounts under the Contract.

SECTION 4

RECORDS AND INVENTORIES OF ASSETS

4.1	Records

4.1.1
The Contractor shall keep and maintain detailed records of property and assets in use for or in connection with Petroleum Operations under the Contract in accordance with normal practices in exploration and production activities of the international petroleum industry. Such records shall include information on quantities, location and condition of such property and assets, and whether such property or assets are leased or owned.

4.1.2
The Contractor shall furnish particulars to the Government by notice in writing as provided in the Contract, at six (6) monthly. intervals of all assets acquired by the Contractor to be used far or in connection with Petroleum Operations during the period immediately preceding the delivery of such notice.

4.2	Inventories

4.2.1	The Contractor shall make an inventory far:

(a) not less than once every twelve (l2) Months with respect to movable assets: and

(b) not less than once every three (3) Financial Years with respect to immovable assets, take an inventory of the assets used for or in connection with Petroleum Operations in terms of the Contract and address and deliver such inventory to the Government together with a written statement of the principles upon which valuation of the assets mentioned in such inventory has been based.

4.2.2
The Contractor shall give the Government at least thirty (30) days notice in writing in the manner provided for in the Contract of its intention to take the inventory referred to in Section 4.2.1 and the Government shall have the right to be represented when such inventory is taken, failing which it shall be deemed that the inventory taken by the Contractor is binding on all the Parties.

4.2.3
When an assignment of rights under the Contract takes place, a special inventory shall be taken by the Contractor at the request of-the assignee provided that the cost of such inventory is borne by the assignee and paid to the Contractor.

4.2.4	In order to give effect to Article 27 of the Contract, the Contractor shall provide the Government with a comprehensive list of all relevant assets when requested by the Government to do so.

SECTION 5

PRODUCTION STATEMENT

5.l
From the date of first production of Petroleum from the Development Area, the Contractor shall submit a Monthly Production Statement to Government showing the following information separately for each producing Development Area and in aggregate for the Contract Area:

5.1.1	The quantity of Crude Oil and Condensate produced and saved.

5.1.2	The quality and characteristics of such Crude Oil and Condensate produced and saved.

5.1.3	The quantity of Associated Natural Gas and Non Associated Natural Gas produced and saved.

5.1.4	The quality, characteristics and composition of such Natural Gas produced and saved.

5.1.5	The quantities of Crude Oil, Condensate and Natural Gas used for the purposes of carrying on drilling and production operations and pumping to field storage, as well as quantities reinjected.

5.1.6	The quantities of Crude Oil, Condensate and Natural Gas unavoidably lost.

5.1.7	The quantities of Natural Gas flared and vented.

5.1.8	The quantity of Petroleum stocks held on the first day of the Month in question.

5.1.9	The quantity of Petroleum stocks held on the last day of the Month in question.

5.1.10	The quantities of Natural Gas reinjected into the Petroleum Reservoir.

5.1.11 The number of days in the Month during which Petroleum was produced from each Development Area.

5.1.12	The Gas/Oil ratio for each Development Area for the relevant Month.

5.2	All quantities shown in this Statement shall be expressed in both volumetric terms (Barrels of oil and cubic metres of gas) and in weight (metric tonnes).

5.3
The Government may direct in writing that the Contractor includes other reasonable particulars relating to the production of Petroleum in its Monthly Production Statement, and the Contractor shall comply with such request.

5.4	The Production Statement for each Month shall be submitted to Government no later than ten (10) days after the end of such Month.

SECTION 6

VALUE OF PRODUCTION AND PRICING STATEMENT

6.1
The Contractor shall for the purposes of Article 19 of the Contract prepare a Statement providing calculations of the value of Crude Oil and Condensate produced and saved during each Month. This Statement shall contain the following information:

6.1.1
The quantities, prices and receipts realized therefore by the Contractor as a result of sales of Crude Oil and Condensate to third parties (with any sales to Government being separately identified) made during the Month in question.

6.1.2	The quantities, prices and receipts realized therefore by the Contractor as a result of sales of Crude Oil and Condensate made during the Month in question, other than to third parties.

6.1.3	The quantities of Crude Oil and Condensate appropriated by the Contractor to refining or other processing without otherwise being disposed of in the form of Crude Oil or Condensate.

6.1.4	The value of stocks of Crude Oil and Condensate on the first day of the Month in question.

6.1.5	The value of stocks of Crude Oil and Condensate on the last day of the Month in question.

6.1.6	The percentage volume of total sales of Crude Oil and Condensate made by the Contractor during the Month that are Arms Length Sales to third parties.

6.1.7
Information available to the Contractor insofar as required for the purposes of Article 19 of the Contract, concerning the prices of competitive crude oils produced by the main petroleum producing and exporting countries including contract prices, discounts and premium, and prices obtained on the spot markets.

6.2
The Contractor shall, for the purpose of Article 21 of the Contract, prepare a Statement providing calculations of the value of Associated Natural Gas and Non Associated Natural Gas produced and sold during each Month. This Statement shall contain all information of the type specified in Section 6.1 for Crude Oil as is applicable to Natural Gas and such other relevant information as may be required by Government.

6.3
The Statements required pursuant to Sections 6.1 and 6.2 shall include a detailed breakdown of the calculation of the prices of Crude Oil, Condensate, Associated Natural Gas and Non Associated Natural Gas.

6.4	The Value of Production and Pricing Statement for each Month shall be submitted to Government not later than thirty (30) days after the end of such Month.

SECTION 7

STATEMENT OF COSTS, EXPENDITURES AND RECEIPTS

7.1
The Contractor shall prepare with respect to each Quarter a Statement of Costs, Expenditures and Receipts under the Contract. The Statement shall distinguish between Exploration Costs, Development Costs and Production Costs and shall separately identify all significant items of cost and expenditure as itemized in Section 3 of this Accounting Procedure within these categories. The Statement of Receipts shall distinguish between income from the sale of Petroleum and incidental income of the sort itemized in Section 3.4 of this Accounting Procedure. If the Government is not satisfied with the degree of desegregation within the categories, it shall be entitled to request a more detailed breakdown. The Statement shall show the following:

7.1.1	Actual costs expenditures and receipts for the Quarter in question.

7.1.2	Cumulative costs expenditures and receipts for the Financial Year in question.

7.1.3	Latest forecast of cumulative costs expenditures and receipts at the Financial Year end.

7.1.4	Variations between budget forecast and latest forecast and explanations of material variations.

7.2.	The Statement of Costs, Expenditures and Receipts of each Quarter shall be submitted to Government no later than twenty-one (21) days after the end of such Quarter.

SECTION 8
COST RECOVERY STATEMENT

8.1	The Contractor shall prepare with respect to each Calendar Quarter a Cost Recovery Statement for each Development Area containing the following information:

8.1.1	Unrecovered Contract Costs carried forward from the previous Quarter, if any.

8.1.2	Contract Costs for the Quarter in question.

8.1.3	Total Contract Costs for the Quarter in question (Section 8.1.1 plus Section 8.1.2).

8.1.4	Quantity and value of Cost Petroleum taken and disposed off the Contractor for the Quarter in question.

8.1.5	Contract Costs recovered during the Quarter in question.

8.1.6	Total cumulative amount of Contract Costs recovered up to the end of the Quarter in question.

8.1.7	Amount of unrecovered Contract Costs to be carried forward into the next Quarter.

8.2
Where necessary, the information to be provided under Section 8.1 shall be identified separately for each Development Area for Crude Oil, Condensate, Associated Natural Gas and Non Associated Natural Gas.

8.3
The cost recovery information required pursuant to subsection 8.1 above shall be presented in sufficient detail so as to enable Government to identity how the cost of assets are being recovered for the purposes of Article 27 of the Contract.

8.4	The Cost Recovery Statement for each Quarter shall be submitted to Government not later than thirty (30) days after the end of such Quarter.

SECTION 9
PRODUCTION SHARING STATEMENT

9.1	The Contractor shall prepare, with respect to each Quarter, a Production Sharing Statement for each Development Area containing the following information:

9.1.1	The calculation of the applicable Net Cash Income, as defined in Appendix D of this Contract, for the Quarter in question.

9.1.2	The value of the Investment Multiple applicable in the Quarter in question.

9.1.3	Based on Section 9.1.2 and Article 15, the appropriate percentages of Profit Petroleum for the Government and Contractor in the Quarter in question.

9.1.4	The total amount of Profit Petroleum to be shared between the Government and Contractor in the Quarter in question.

9.1.5	Based on Sections 9.1.3 and 9.1.4, the amount of Profit Petroleum due to the Government and Contractor as well as to each constituent of the Contractor in the Quarter in question.

9.1.6
The actual amounts of Petroleum taken by the Government and Contractor as well as by each constituent of the Contractor during the Quarter in question to satisfy their entitlements pursuant to Section 9.1.5.

9.1.7
Adjustments to be made, if any, in future Quarters in the respective amounts of Profit Petroleum due to the Government and Contractor as well as to each constituent of the Contractor on account of any differences between the amounts specified in Sections 9.1.5 and 9.1.6, as well as any cumulative adjustments outstanding from previous Quarters.

9.2	Where necessary the information to be provided under Section 9.1 shall be identified separately for Crude Oil and Condensate as distinct from Associated Natural Gas and Non Associated Natural Gas.

9.3	The Production Sharing Statement shall be submitted to Government not later than thirty (30) days after the end of such Quarter.

SECTION 10
END OF FINANCIAL YEAR STATEMENT

10.1
The Contractor shall prepare a definitive End of Financial Year Statement for each Development Area. The Statement shall contain aggregated information in the same format as required in the Production Statement, Value of Production and Pricing Statement, Statement of Costs, Expenditures and Receipts, Cost Recovery Statement and Production Sharing Statement, but shall be based on actual quantities of Petroleum produce,. income received and costs and expenditures incurred. Based upon this Statement, any adjustments that are necessary shall be made to the transactions concerned under the Contract.

10.2	The End of Financial Year Statement for each Financial Year shall be submitted to Government within ninety (90) days of the end of such Financial Year.

SECTION 11
BUDGET STATEMENT

11.1
The Contractor shall prepare a Budget Statement for each Financial Year for each Development Area. This Statement shall distinguish between budgeted Exploration Cost, Development Costs and Production Costs and shall show the following:

11.1.1	Forecast costs expenditures and receipts for the Financial year in question.

11.1.2	A schedule showing the most important individual items of total costs, expenditures and receipts for the said Financial Year.

11.2
The Budget Statement shall be submitted to Government with respect to each Financial Year not later than ninety (90) days before the start of the said Financial Year provided that in the case of the Financial Year in which the Effective Date falls, the Budget Statement shall be submitted within ninety (90) days of the Effective Date.

APPENDIX D

CALCULATION OF THE INVESTMENT MULTIPLE FOR PRODUCTION SHARING PURPOSES

1.
In accordance with the provisions of Article 15, the share of the Government and the Contractor, respectively, of Profit Petroleum from any Development Area in any Year shall be determined by Investment Multiple earned by the Companies from that Development Area in the end of the preceding Year. These measures of profitability shall be calculated on the basis of the appropriate net cash flows, as specified in this Appendix D.

Investment Multiple

2.	The "Net Cash Income" of the Companies from a Development Area in particular Year is the aggregate value of the following:

i)	Cost Petroleum entitlement of the Companies as provided in Article 14;

plus

ii)	Profit Petroleum entitlement of the Companies as provided in Article 15;

plus

iii)	the Companies' share of all incidental income (of the type specified in Section 3.4 of the Accounting Procedure) arising from Petroleum Operations and apportioned to the Development Area;

less

iv)	the Companies' share of all Production Costs incurred on or in the Development Area;

less

v)	the notional income-tax, determined in accordance with paragraph 8 of this Appendix, payable by the Companies on profits and gains from the Development Area.

3.	The "Investment" made by the Companies in a Development Area in particular Year is the aggregate value for the year of:

i)	the Companies' share of Exploration Costs incurred in the Contract	Area and apportioned to the Development area in the same proportion that such costs recovered pursuant to Article 14.4;

plus

ii)	The Companies' share of Development Costs incurred on or in the Development Area.

4.
For the purposes of the calculation of the Investment Multiple, costs or expenditures which are not allowable as provided in the Accounting Procedure shall be excluded from Contract Costs and be disregarded.

5.
The Investment Multiple ratio earned by the Companies as at the end of any Year from any Development Area shall be calculated by dividing the aggregate value of the addition of each of the annual Net Cash Incomes (accumulated, without interest, up to and including that Year starting from the Year in which Production Costs were first incurred or Production first arose on or in the Development Area) by the aggregate value of the addition of each of the annual Investments (accumulated without interest, up to and including that Year starting from the Year in which Exploration and Development Costs were first incurred).

6.
Profit Petroleum from the Development Area in any Year shall be shared between the Government and the Contractor in accordance with the value of the Investment Multiple earned by the Companies as at the end of the previous Year pursuant to Articles 15.2-15.7.

General

7.	The applicable cash flows set out in paragraphs 2 and 3 of this Appendix shall be identified and calculated in respect of each Development Area.

8.
In determining the amount of notional income tax to be deducted in the applicable cash flows specified in paragraph 2 of this Appendix, a notional income tax liability shall be determined for each Company comprising the Contractor, as if the conduct of Petroleum Operations by the Company in that Development Area constituted the sole business of the Company and as if the provisions of the Income Tax Act, 1961, with respect to the computation of income tax on the basis of the income and deductions provided for in Article 16 of this Contract were accordingly applicable separately to that Development Area, disregarding any income, allowances, deductions, losses or set-off of losses from any other Development Area or business of the Company.

APPENDIX E

FORM OF PARENT FINANCIAL AND PERFORMANCE GUARANTEE
(to be furnished pursuant to Article 29 of the Contract)

WHEREAS .... a company duly organised and existing under the laws of ... having its registered office at …(hereinafter referred to as 'the Guarantor' which expression shall include its successors and assigns) is (the indirect owner of 100% of the capital stock of XYZ Company and direct owner of its parent company;) and

WHEREAS XYZ Company is signatory to a Production Sharing Contract of even date of this guarantee in respect of an (onshore) area identified as Block CB-ON/2, hereinafter referred to as 'the Contract') made between the Government of India (hereinafter referred to as 'the Government'). ONGC (hereinafter referred to as 'Licensee' which expression shall include its successors and assigns) and XYZ. Company (hereinafter referred to as XYZ which expression shall include its successors and permitted assigns); and

WHEREAS the Guarantor wishes to guarantee the performance of XYZ Company or its Affiliate Assignee under the Contract as required by the terms of the Contract;

NOW, THEREFORE, this Deed hereby provides as follows:

1.
The Guarantor hereby unconditionally and irrevocably guarantees to the Government and the Licensee that it will make available, or cause to be made available, to XYZ Company or any other directly or indirectly owned Affiliate of XYZ Company to which any part or all of XYZ Company's rights or interest under the Contract may be assigned ('Affiliate Assignee'), financial, technical and other resources required to ensure that XYZ Company or any Affiliate Assignee can carry out its obligations as set forth in the Contract.

2.
The Guarantor further unconditionally and irrevocably guarantees to the Government and the Licensee the due and punctual compliance by XYZ Company or any Affiliate Assignee, of any obligations of XYZ Company or any Affiliate Assignee under the Contract.

3.
The Guarantor hereby undertakes to the Government and the Licensee that if XYZ Company or any Affiliate Assignee, shall, in any respect, fail to perform its obligations under the Contract or commit any breach of such obligations, then the Guarantor shall fulfill or cause to be fulfilled the said obligations in place of XYZ Company or any Affiliate Assignee, and will indemnify the Government and the Licensee  against all losses,  damages, costs,  expenses  or  otherwise  which  may result directly from such failure to perform or breach on the part of XYZ Company.

4.
This guarantee shall take effect from the Effective Date and shall remain in full force and effect for the duration of the said Contract and thereafter until no sum remains payable by XYZ Company, or its Affiliate Assignee, under the Contract or as a result of any decision or award made by any expert or arbitral tribunal thereunder.

5.	This guarantee shall not tie affected by any change in the articles of association and byelaws of XYZ Company or the Guarantor or in any instrument establishing the Company or Guarantor.

6.
The liabilities of the Guarantor shall not be discharged or affected by (a) any time indulgence, waiver or consent given to XYZ Company; (b) any amendment to the Contract or to any security or other guarantee or indemnity to which XYZ Company has agreed; (c) the enforcement or waiver of any terms of the Contract or of any security, other guarantee or indemnity; or (d) the dissolution, amalgamation, reconstruction or are organisation of XYZ Company.

7.	This guarantee shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF the Guarantor, through its duly authorised representatives, has caused its seal to be duly affixed hereto and this guarantee to be duly executed the ... day of... 2000.

The seal of ... was hereto duly affixed by ... this ... day of ... 2000 in accordance with its byelaws and this guarantee was duly signed by …and ... as required by the said byelaws.

_____________________	____________________________
Secretary	President & Director

Witness: